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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-1
                           -------------------------

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                           MOLECULAR CIRCUITRY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               3823                              36-3825542
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                          321 SPRUCE STREET, SUITE 525
                          SCRANTON, PENNSYLVANIA 18503
                                 (717) 207-7200
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                     GEORGE W. GINADER, CORPORATE SECRETARY
                           MOLECULAR CIRCUITRY, INC.
                          321 SPRUCE STREET, SUITE 525
                          SCRANTON, PENNSYLVANIA 18503
                                 (717) 207-7200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:

             RICHARD N. WEINER, ESQUIRE                             RICHARD J. BUSIS, ESQUIRE
                PELINO & LENTZ, P.C.                                   COZEN AND O'CONNOR
            ONE LIBERTY PLACE, 32ND FLOOR                                  THE ATRIUM
                 1650 MARKET STREET                                    1900 MARKET STREET
               PHILADELPHIA, PA 19103                                PHILADELPHIA, PA 19103
                   (215) 246-3135                                        (215) 665-2756

                           -------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                   PROPOSED                 PROPOSED
                                           AMOUNT                   MAXIMUM                  MAXIMUM
TITLE OF EACH CLASS OF SECURITIES           TO BE               OFFERING PRICE              AGGREGATE
        TO BE REGISTERED                 REGISTERED              PER SHARE(2)           OFFERING PRICE(2)
------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share...................           3,450,000 Shares(1)            $13.00                 $44,850,000
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

---------------------------------  -----------------------
---------------------------------  -----------------------

                                           AMOUNT
TITLE OF EACH CLASS OF SECURITIES            OF
        TO BE REGISTERED              REGISTRATION FEE
---------------------------------  -----------------------
Common Stock, par value $.01 per
  share...................               $12,468.30
----------------------------------------------------------------------------------
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

(1) Includes 450,000 shares which the Underwriters have a right to purchase from the Registrant to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.
                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

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

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER OR SALE IS NOT PERMITTED.

                             PRELIMINARY PROSPECTUS
                 SUBJECT TO COMPLETION, DATED NOVEMBER 25, 1998

                        [MOLEDULAR CIRCUITRY, INC. LOGO]
                           MOLECULAR CIRCUITRY, INC.

                                3,000,000 SHARES

                                  COMMON STOCK

Molecular Circuitry, Inc. is offering 3,000,000 shares of its common stock. This is our initial public offering, and no public market currently exists for our shares. We intend to apply for the listing of our shares on the Nasdaq Stock Market under the symbol "BUGS." We anticipate that the initial public offering
price will be between $     and $     per share.

We have developed an instrument, the MC-18, to detect certain harmful bacteria, or pathogens, in meat, poultry, dairy and other food products. We have also developed test kits required for use with our instrument. The MC-18 currently tests for Salmonella, E. coli O157:H7, Listeria and Campylobacter, which account for the majority of confirmed cases of food contamination in the United States. Our potential customers include producers and distributors of food products worldwide.

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Public Offering Price.......................................   $           $
Underwriting Discounts......................................
Proceeds to Molecular Circuitry, Inc........................

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS
     PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

Molecular Circuitry, Inc. has granted the Underwriters a thirty-day option to purchase up to an additional 450,000 shares of Common Stock to cover over-allotments.

                          PENNSYLVANIA MERCHANT GROUP

             The date of this Prospectus is                , 1999.

                               TABLE OF CONTENTS

                                 PAGE
                                 ----
Prospectus Summary.............    3
Risk Factors...................    8
Forward-Looking Statements.....   15
Use of Proceeds................   16
Dividend Policy................   16
Dilution.......................   17
Capitalization.................   19
Selected Financial Data........   20
Management's Discussion and
  Analysis of Financial
  Condition and Results of
  Operations...................   21
Business.......................   26
Management.....................   40
Security Ownership of Certain
  Beneficial Owners and
  Management...................   48

                                 PAGE
                                 ----
Certain Related Party
  Transactions.................   49
Description of Certain
  Indebtedness.................   50
Description of Capital Stock
  and Debentures...............   51
Shares Eligible for Future
  Sale.........................   53
Underwriting...................   55
Legal Matters..................   56
Experts........................   57
Available Information..........   57
Index to Financial
  Statements...................  F-1

-------------------------

Except as otherwise stated herein, all information in this Prospectus assumes the Underwriters' over-allotment option will not be exercised. See "Underwriting."

The shares of Common Stock are offered by the Underwriters named above, subject to prior sale and approval of certain legal matters by the Underwriters' attorneys. The Underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part. Shares should be ready for
delivery on or about                , 1999, against payment in immediately
available funds.

                               PROSPECTUS SUMMARY

This is only a summary and does not contain all the information that may be important to you. You should read the entire Prospectus, especially the "Risk Factors" section and the Financial Statements and notes to those statements, before deciding to invest in shares of our Common Stock. In this Prospectus, the "Company," "we," "our" and "us" refer to Molecular Circuitry, Inc., unless the context otherwise requires.

OUR BUSINESS:            We have developed an instrument, the MC-18, to detect
                         certain harmful bacteria, or pathogens, in meat, poultry, dairy and other food products. We believe that recent adverse publicity relating to cases of food contamination and new government regulations directed at reducing these problems has increased the interest of food producers in pathogen testing. Our goal is to offer a testing instrument that can streamline the testing process and offer significant benefits over currently available testing methods.

OUR PRODUCT:             The MC-18 is a compact, desktop instrument that detects
                         electronically the chemical reactions that occur between harmful pathogens in a food sample and pathogen antibodies placed in the MC-18. Through this method, known as an electroimmunoassay, users will be able to determine the presence of certain pathogens in food samples.

                         We plan to generate revenue through the sale of disposable test kits that are required to be used with the MC-18, as well as through the sale of the instrument itself. We have developed tests for the four pathogens which, according to a 1995 study by the Center for Disease Control and Prevention, account for a majority of laboratory-confirmed cases of food contamination in the United States: Salmonella; E. coli O157:H7; Listeria; and Campylobacter. We plan to add capability to test for more types of pathogens in the future.

DEVELOPMENT STAGE:       Our Company is still in the development stage. We are
                         field testing the MC-18 and have not begun to sell it.
                         We do not yet have any full-time employees. We will begin hiring upon our leasing of a corporate office and production facility.

OUR MARKET:              Potential customers for the MC-18 and test kits include
                         producers and distributors of food products worldwide.
                         A principal concern for meat, poultry and dairy safety is bacterial contamination. Typically, food producers use separate tests to detect each type of pathogen. Our product is designed to provide the ability to simplify testing by using one platform to test for multiple pathogens simultaneously. We will be marketing the MC-18 and the related test kits through an exclusive agreement with VWR Scientific Products Corporation, a leading worldwide distributor of laboratory supplies, chemicals and equipment.

ADVANTAGES OF OUR
TECHNOLOGY:              We believe our potential customers will find the MC-18
                         competitive and cost effective because of the following features and abilities:

                         - High volume capability, meaning the MC-18 can test
                           multiple samples and detect multiple pathogens simultaneously.

                         - High level of sensitivity, meaning the MC-18 is able
                           to detect relatively small quantities of bacteria.

                         - High level of specificity, meaning the MC-18 can
                           differentiate between pathogenic and nonpathogenic bacteria, thereby reducing the likelihood of false positive test results.

                         - High level of automation, reducing customers'
                           dependence on skilled technicians and the chance of operator error.

                         - Capacity to create a permanent computer record.

REGULATIONS:             We believe that recent United States government action,
                         including the adoption of regulations and establishment of a National Food Safety Council, will create an increased market demand for more efficient and cost-effective testing methods.

POTENTIAL FUTURE
APPLICATIONS:            We believe our technology may have medical
                         applications, such as testing for hormones, drugs and disease-associated organisms, as well as environmental applications, such as testing of soil, air and water.

OUR OFFICES:             Our executive offices are currently located at 321
                         Spruce Street, Suite 525, Scranton, Pennsylvania 18503 and our telephone number is (717) 207-7200. In early
                         1999, we plan to move to a new facility located in the Philadelphia area.

                                  THE OFFERING

Common Stock Offered............    3,000,000 shares

Common Stock to be Outstanding
  after the Offering............    12,929,947 shares (1)(2)

Use of Proceeds.................    The renovation, equipping and maintenance of
                                    our new corporate office and production
                                    facility, research and development,
                                    repayment of certain debt, and working
                                    capital and general corporate purposes. See
                                    "Use of Proceeds."

Risk Factors....................    You should consider the factors set forth in
                                    the "Risk Factors" section, beginning on page 8, as well as the other cautionary statements throughout the Prospectus, before investing in our Common Stock.

Proposed Nasdaq Stock Market
  Symbol........................    BUGS
-------------------------

(1) Based on shares outstanding as of September 30, 1998 as well as 6,188,394 shares expected to be issued at closing upon conversion of an aggregate of $2.5 million principal amount of 10% subordinated convertible debentures (the "Debentures"), 52,545 shares expected to be issued in lieu of interest on the Debentures from January 1, 1999 through January 31, 1999 and 21,460 shares issuable to certain creditors. The Debentures mature on the date of closing of the Offering, unless the holder elects to convert the Debentures and interest thereon into shares of Common Stock. Keystone Foods Corporation, the holder of 88.8% of the outstanding Debentures, has advised the Company that it intends to exercise its conversion rights.

(2) Does not include 910,000 shares issuable pursuant to outstanding stock options and 450,000 shares which are issuable if the Underwriters exercise their over-allotment option.

                             SUMMARY FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The summary financial data set forth below as of and for the years ended December 31, 1996 and 1997 and as of and for the nine months ended September 30, 1998 has been derived from the financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent auditors. The summary financial data set forth below as of and for the years ended December 31, 1994 and 1995 and as of and for the nine months ended September 30, 1997 has been derived from the unaudited financial statements of the Company included elsewhere in this Prospectus and, in the opinion of management of the Company, includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. The results of operations set forth below are not necessarily indicative of results to be expected for any future period. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                                                      NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                      SEPTEMBER 30,
                             ---------------------------------------------------   ------------------------
                                1994          1995          1996         1997         1997          1998
                             -----------   -----------   ----------   ----------   -----------   ----------
                             (UNAUDITED)   (UNAUDITED)                             (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Sales......................  $       33    $      364
Cost of sales..............          32           350
                             ----------    ----------
     Gross profit..........           1            14
Engineering, research and
  development..............       1,193         2,258    $      551   $    1,627   $    1,066    $    1,002
Compensation related to
  stock options............          --            --            --           --           --         2,192
General and
  administration...........         519           533           310          392          262           691
Interest expense...........          12            18            60          564          531           696
Depreciation and
  amortization.............           3             3             5           39           27            29
Write-off of impaired
  assets...................          --            --           279           --           --            --
                             ----------    ----------    ----------   ----------   ----------    ----------
     Total expenses........       1,727         2,812         1,205        2,622        1,886         4,610
                             ----------    ----------    ----------   ----------   ----------    ----------
Loss before extraordinary
  item.....................      (1,726)       (2,798)       (1,205)      (2,622)      (1,886)       (4,610)
Extraordinary item -- gain
  on forgiveness of debt...          --            --            --        1,833        1,833            --
                             ----------    ----------    ----------   ----------   ----------    ----------
Net loss...................  $   (1,726)   $   (2,798)   $   (1,205)  $     (789)  $      (53)   $   (4,610)
                             ==========    ==========    ==========   ==========   ==========    ==========

                                                                                      NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                      SEPTEMBER 30,
                             ---------------------------------------------------   ------------------------
                                1994          1995          1996         1997         1997          1998
                             -----------   -----------   ----------   ----------   -----------   ----------
                             (UNAUDITED)   (UNAUDITED)                             (UNAUDITED)
Basic and diluted net loss
  per common share before
  extraordinary item.......  $    (0.30)   $    (0.27)   $    (0.11)  $    (0.61)  $    (0.41)   $    (1.26)
Extraordinary item.........          --            --            --         0.43         0.40            --
                             ----------    ----------    ----------   ----------   ----------    ----------
Basic and diluted net loss
  per common share after
  extraordinary item.......  $    (0.30)   $    (0.27)   $    (0.11)  $    (0.18)  $    (0.01)   $    (1.26)
Weighted average number of
  common shares
  outstanding..............   5,780,590    10,261,569    10,578,875    4,306,061    4,535,441     3,665,740

                                                                  SEPTEMBER 30, 1998
                                                              ---------------------------
                                                                ACTUAL     AS ADJUSTED(1)
                                                              ----------   --------------
BALANCE SHEET DATA:
  Working capital (deficit).................................  $     (961)        31,214
  Total assets..............................................         793         32,399
  Total long-term debt......................................      (2,762)            --
  Total stockholders' equity (deficit)......................      (3,168)        31,783

-------------------------

(1) Gives effect to (i) the Offering at an assumed public offering price of $12.00 per share and the application of the net proceeds therefrom, (ii) the expected conversion of the Debentures and interest thereon from January 1, 1999 through January 31, 1999 and (iii) the issuance of 21,460 shares to certain creditors.

                                  RISK FACTORS

Investing in this Company entails substantial risk. You should purchase shares only if you can afford a complete loss. You should carefully consider the following risk factors and other information in this Prospectus before deciding to invest in shares of Common Stock.

DEVELOPMENT STAGE COMPANY

EARLY STAGE OF DEVELOPMENT. We are at an early stage of development and subject to all of the risks inherent in the establishment of a new business enterprise. We have the need for substantial capital to support the expenses of developing new technology and to attract and retain qualified management and scientific staff. Our operations may be affected by problems frequently encountered in connection with the development and utilization of new technologies and by the competitive environment in which we operate, as well as the risks detailed below.

LARGE AMOUNT OF ACCUMULATED LOSSES; PRIOR BANKRUPTCY. Since 1994, we have been engaged in the research and development of an instrument for the detection of food-borne pathogens. From inception to September 30, 1998, we have incurred net losses before extraordinary item of approximately $13.9 million and have an accumulated deficit of approximately $3.2 million. We expect to incur further operating losses as we continue our product development efforts, seek to expand our technology for other uses, build executive, administrative, research and production staffs and participate in product marketing. We filed for voluntary protection under Chapter 11 of the Bankruptcy Code in May 1996 and emerged from bankruptcy in February 1997. See "Business -- Company Background."

NO REVENUES FROM MC-18 OR TEST KITS TO DATE. To date, except for the sale in 1995 of two prototypes, we have not realized any revenues through the sale of our MC-18 instrument (the "MC-18" or the "Instrument") or the test kits which are made up of multiple disposable cartridges and reagent packs designed for use with the MC-18 (the "Test Kits"). We expect to commence sales activities in the second quarter of 1999. Since the MC-18 is a new product, we do not have prior experience in developing, producing and servicing this product.

POSSIBLE FLUCTUATION OF OPERATING RESULTS. Our results of operations may fluctuate significantly in the future as a result of a number of factors, many of which are outside of our control. These factors include, among others: the timing of purchases by VWR Scientific Products Corporation ("VWR"), the sole distributor of our products; acceptance of our products by the food processing and distribution industry; the success of competitive products; expenses associated with development and protection of intellectual property; establishment of commercial scale assembly capabilities; and the timing of expenses related to commercialization of new products. Our results of operations may fluctuate significantly from quarter to quarter and may not meet expectations of securities analysts or investors.

As a result of the issuance of certain stock options, we will recognize compensation expense of $1.9 million in the fourth quarter of 1998, $2.3 million for 1999, $1.2 million for 2000 and $0.8 million for 2001. In addition, in connection with the expected conversion of the Debentures upon closing of the Offering, we will recognize as additional interest expense the remaining unamortized beneficial conversion feature of the Debentures of $0.3 million in the quarter in which the Offering closes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR ADDITIONAL FINANCING

SUBSTANTIAL FUNDS REQUIRED. We plan to continue to spend substantial funds for research to improve the MC-18 and to develop our own antibodies for use in the Test Kits, as well as for development of other commercial products employing our technology. We also will require substantial funds for staffing, leasing and equipping of a facility and establishment of commercial scale production capabilities.

RISKS ASSOCIATED WITH FUTURE FINANCINGS. We believe that the funds obtained from the Offering, together with cash generated from product sales, will be sufficient to meet our estimated operating and capital requirements at least through the end of 2001. However, we cannot be certain that we will not require additional capital during this period. Our future capital requirements will depend upon numerous factors, including: market acceptance of our products; operating defects which may appear in the Instrument; acquisition, protection and defense of intellectual property rights; and competing technological and market developments. If our capital resources are not sufficient to meet our requirements, we will need to obtain additional funds from sources then available, including equity or debt financings or strategic alliances. Obtaining such funds may result in substantial dilution to the holders of Common Stock and in significant financial and operational restrictions. These funds may not be available on satisfactory terms, or at all. If adequate financing is not available, we may be required to delay, scale back or eliminate certain programs.

NEW TECHNOLOGY WITH UNCERTAIN MARKET ACCEPTANCE

NEW TECHNOLOGY. We have developed the MC-18 and Test Kits to be used in its operation, which we intend to offer for sale. They are based on a new technology which has not been previously used in food product testing and must compete with more established methods currently accepted as industry standards. Market acceptance of the MC-18 largely will depend on our ability to demonstrate its accuracy, cost-effectiveness and ease of use. The use of our products will also depend on awareness of quality control managers at food processors and other entities involved in food distribution and upon the marketing and sales efforts by VWR. Until general acceptance of the MC-18, customers may elect to conduct parallel testing, whereby they continue to use their prior method along with the MC-18 and compare results. This will add an extra element of cost to the customers and could create resistance to purchasing the Instrument.

LIMITED TESTING OF THE MC-18. The MC-18 has been tested by us during its development stage and will be subjected to limited field testing by others. Field testing is scheduled to begin at four commercial food processors and two U.S. Department of Agriculture ("USDA") sites in December 1998. In addition, the MC-18 has not been subjected to continuous use over an extended period, and we have no experience about the types or frequency of malfunctions which might occur. Further, the Instruments being tested are prototypes assembled by our principal consulting engineers. Therefore, test results may not be reflective of performance of Instruments produced on a commercial scale and assembled by less-skilled persons. If the MC-18 does not prove accurate, cost-effective, reliable and easy to use in field trials or in commercial operation, we may have to conduct extensive additional research and development to enable us to market the MC-18 commercially. See "Business -- Field Testing of the Company's Instruments."

RELIANCE ON SUBSTANTIAL USE BY CUSTOMERS. We believe that a majority of our revenues will come from sales of our Test Kits, which can only be used one time, rather than from the sale of the MC-18 itself. Accordingly, even if we succeed in selling a substantial number of Instruments, unless our customers use the MC-18 frequently and continue to buy our Test

Kits, we will not be able to achieve our revenue and other goals. If the U.S. Patent and Trademark Office issues patents to us based on our pending applications, we do not believe other entities will be able to develop and market substitute Test Kits for use with the MC-18. However, competitors may challenge our patent rights or develop a non-infringing device which could compete with sales of our Test Kits.

CHANGES IN TECHNOLOGY; SUBSTANTIAL COMPETITION

TESTING TECHNOLOGY IS SUBJECT TO CHANGE. Diagnostic and pharmaceutical companies and research and academic institutions are continually engaged in development of new technology. Any of them may succeed in developing products that are faster, more accurate, more cost-effective or easier to use than the MC-18 or any subsequent products developed by us. New products or technology developed by others could render the MC-18 technology and products obsolete and non-competitive.

METHODS OF ELIMINATING FOOD-BORNE PATHOGENS. Food-borne pathogens can be eliminated by cooking at high temperatures for a sufficient period of time or by irradiation with ionizing energy. While irradiation is not now in widespread use because of health, safety and cost factors, if irradiation or another method of eliminating food-borne pathogens becomes widely adopted and cost-effective, the market for our food testing products would be adversely affected.

COMPETITORS HAVE SUBSTANTIAL RESOURCES. Substantially all of our competitors have significantly greater financial, technical and human resources than we do. In addition, these competitors have much greater experience in developing, producing and marketing new diagnostic products and in obtaining regulatory approvals, where required. Accordingly, if governmental approvals are required (which is presently the case in certain foreign countries and could occur in the U.S.), our competitors may already have such approvals or may succeed in obtaining such approvals for products before we do. Furthermore, as we commence commercial sales of products, we will have to become competitive with respect to production efficiency and marketing capabilities, areas in which we have no experience. See "Business -- Competition."

GOVERNMENT REGULATION

U.S. GOVERNMENT; AOAC. The U.S. government has adopted new regulations designed to reduce food safety hazards which will be phased in over the next several years. There is no current U.S. government regulation or accreditation of food testing methods or instruments. However, the AOAC International, an independent association of scientists in the public and private sectors ("AOAC"), is the most widely recognized organization in the United States for evaluating and endorsing methods of pathogen detection. Two of these endorsements are certification as an AOAC Performance Tested method, which generally takes up to twelve months, and approval of a testing method as an AOAC Official Method, which generally takes at least two years.

Current government regulations require testing by food processors for generic E. coli using an AOAC Official Method or a method approved by another scientific body meeting certain criteria. The MC-18 tests for the pathogenic strain E. coli O157:H7 but not for generic E. coli. Therefore, the regulations governing generic E. coli testing methods do not apply to our Instruments, and food processors and other users of diagnostic tests will not be able to use the MC-18 to perform the generic E. coli testing required by these regulations. See "Business -- Government Regulation of Food Products."

We intend to seek certification of the MC-18 as an AOAC Performance Tested method and approval of the MC-18 as an AOAC Official Method. Our failure to obtain, or delay in obtaining, these AOAC endorsements could have a material adverse effect on our ability to have our testing method accepted in the industry and to market our products. In the future, governmental agencies could require that science-based testing for all food-borne pathogens be conducted using an AOAC Official Method.

INTERNATIONAL OPERATIONS. Certain foreign countries in which we expect our products will be offered for sale have regulations applicable to food testing instruments and methods. We will have to comply with all such regulations and obtain all necessary licenses and approvals for our products before we may sell our products in such countries. Failure to comply or the cost of compliance could significantly limit our ability to sell our products in certain markets or could place us at a competitive disadvantage in those markets.

ENVIRONMENTAL REGULATION. Because we expect to manufacture and package our own antibodies for use in our Test Kits, we will be subject to numerous environmental and safety laws and regulations, including those governing use of hazardous materials. The cost of compliance with, or any violation of, these regulations could adversely impact our operations. See
"Business -- Environmental Matters."

RELIANCE ON PATENTS AND OTHER PROPRIETARY RIGHTS

Our success will depend in part on our ability to obtain and maintain patent protection for our technology and products, both in the United States and other countries, and operate without infringing the proprietary rights of others. Patent protection involves complex legal and factual questions and, therefore, is highly uncertain. We hold three issued U.S. patents and have two pending U.S. applications. We also have one pending international patent application. We cannot be certain that patents will issue on any of our present or future applications. In addition, our existing patents or any future patents may not adequately protect our technology if they are not broad enough, are successfully challenged, or other entities are able to develop competing methods without violating the patents. Litigation involving intellectual property is often very time consuming and expensive.

Except for Canada and Japan, we do not have patent protection for our initial technology in any foreign countries. Competitors or others may seek to employ the technology in the development of testing instruments and methods which could be sold and marketed outside of the U.S. We are not aware of any third-party patents which will require us to alter any of our products or processes, or to obtain licenses or to cease certain development activities with respect to any potential product. Our business could be materially adversely affected if we were required to obtain a license from a third party. See
"Business -- Intellectual Property."

LACK OF PRODUCTION EXPERIENCE

We intend to purchase the components for our Instruments and Test Kits and assemble them at our future production facility. We have no experience in purchasing and storing components, assembling, packing and shipping our products and the testing and quality control of products and components. We currently lack the capability to carry out any of these functions. As we commence commercial production, we may encounter quality control issues in the components we purchase and in the assembly of our own products.

DEPENDENCE ON CONTRACTORS AND SUPPLIERS

DEPENDENCE ON ENGINEERS. In 1997, we contracted with two engineers for the design and development of an instrument and production of prototypes for testing, and they produced the MC-18. We are substantially dependent on continuing our relationship with these engineers and others employed by them in the project until the prototypes we contracted for have all been completed and any problems which arise during field testing have been remedied. We plan to have these engineers continue to produce the MC-18 until we are ready to conduct the assembly and testing operations at our future production facility, which we do not expect to be operational before April 1999. Neither of the engineers have long-term commitments to us. If we should lose the services of either of the engineers or their key personnel before we commence our own production, we could face delays in providing Instruments and Test Kits to customers and in product development. See "Business -- Production."

DEPENDENCE ON SUPPLIERS. We are dependent on suppliers of components. A majority of these components are custom designed for our Instrument but could be made by a number of different vendors using tooling owned by us. Some of the components, although standard stock items, are provided by single source suppliers. If such components become unavailable for any reason, we could be required to redesign the MC-18. The failure of a supplier to provide us with components in the quantities and at quality levels acceptable to us could have a material adverse effect on us. Changing vendors could cause us to incur additional costs and delays in our product deliveries and could affect the quality or reliability of the Instrument. See "Business -- Assembly; Components."

NEED TO DEVELOP QUALITY CONTROL PROCEDURES. When we commence commercial production of the Instruments and Test Kits, we will need to develop a quality control department to test and evaluate components before installing them. We will also have to develop certain quality control and handling procedures for reagents and antibodies. These activities, while designed to increase efficiency, will in the short term, increase our production costs.

DEPENDENCE ON VWR

We have entered into a three-year agreement with VWR for the exclusive marketing of our products on a worldwide basis. VWR will be the sole purchaser and reseller of the products except in any country where VWR is not represented. The agreement provides for the semi-annual establishment of sales goals by us and VWR. Thus, our success and our revenue stream are almost entirely dependent on the sales and marketing efforts and the financial condition of VWR. See "Business -- Marketing of the Company's Products."

If VWR fails to perform at the expected levels, we will be required either to enter into a similar arrangement with one or more other firms knowledgeable and experienced in the sale and marketing of testing and laboratory diagnostic equipment or to hire and manage our own sales force and conduct our own marketing program. To date, we have no back-up arrangement or contingency plans for dealing with this possibility and do not intend to have a sales or marketing staff at this time. See "Business -- Marketing of the Company's Products."

RELIANCE ON KEYSTONE FOODS CORPORATION

We have entered into an Administrative Services Agreement with Keystone Foods Corporation, a principal shareholder of the Company ("Keystone"), whereby Keystone provides us with space in its facility in Folcroft, Pennsylvania and executive, administrative, accounting and technical personnel for a monthly fee until we obtain and occupy our own facility and hire the necessary personnel. Until our own facilities are operational and we have hired our own full-time staff, we will be substantially dependent on Keystone to perform many of our operations. See "Business -- Administrative Services Agreement."

SERVICE AND SUPPORT

Our plan is to have customers return to us any Instrument which malfunctions. To repair and install units and answer customer inquiries, we need to establish our own field and customer service organization. Failure to develop a rapid and responsive service organization or to contract with others for servicing will interfere with market acceptance of our products and with opportunities to expand our market among existing customers. We believe customers' technicians will be able to operate the MC-18 successfully with only a brief training period using our operating manual. However, if more extensive training programs are required, we will have to develop them. See "Business -- Service and Support."

LACK OF FULL-TIME EMPLOYEES; RECRUITMENT OF PERSONNEL

We currently have no full-time employees. We expect to commence hiring a management, administrative, production and research and development staff once we have leased a facility. Recruiting and retaining qualified management, scientific and engineering personnel will be critical to our success. We will be in competition with numerous business, research and academic entities in our efforts to attract and retain managers, scientists, engineers and technicians. See "Business -- Employees."

PRODUCT LIABILITY RISKS

Sale of our products entails the risk of product liability claims, particularly from a "false negative" reading (a reading incorrectly indicating no pathogens are present in a sample). Although we intend to maintain product liability insurance, the coverage limits of our policies may not be adequate and insurance may not continue to be available on commercially reasonable terms. Whether or not successful, litigation against us could divert management's time and attention, result in significant expenditures and cause harm to our business reputation. See "Business -- Service and Support."

SHARES ELIGIBLE FOR FUTURE SALE

The 3,000,000 shares of Common Stock offered hereby will be freely tradeable immediately following the Offering, except for any shares that might be held by our "affiliates," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). All of the remaining 9,929,947 outstanding shares, and 160,000 shares issuable upon exercise of certain options (the "Restricted Shares"), have or will become available for sale in the public market during 1999, subject, in certain instances, to the applicable resale limitations of Rule 144 under the Securities Act. In addition, we intend to file a registration statement covering up to 1,500,000 shares issuable upon exercise of stock options under our Stock Option Plan. Such option shares, upon issuance, will be immediately available for resale, subject to the applicable resale limitations under Rule 144 for holders that are affiliates of the Company. In addition, holders of approximately 9,550,936 of the Restricted Shares have certain demand and piggyback registration rights with respect to those shares. Our officers, directors and certain stockholders have agreed not to sell an aggregate of 9,150,936 shares of Common Stock for a period of 180 days following the consummation of the Offering. Thereafter, the holders of these shares may resell them, either freely or pursuant to the applicable resale limitations of Rule 144 or after exercise of their registration rights. Sales of substantial amounts of Common Stock in the public market or the availability of substantial amounts of such stock for sale subsequent to the Offering could adversely affect the prevailing market price of the Common Stock and could impair our future ability to raise capital through the sale of our equity securities. See "Shares Eligible for Future Sale."

CONTROL BY PRINCIPAL STOCKHOLDERS

Following the Offering and assuming the expected conversion of the Debentures and interest earned thereon during January 1999 into shares of Common Stock and the expected issuance of 21,460 shares to certain creditors, our directors, officers and their affiliates would be beneficial owners of approximately 50% of the outstanding shares of Common Stock, of which approximately 47% would be held by our Chief Executive Officer or his affiliate, Keystone. Acting in concert, they will have the ability to influence significantly and, as a practical matter, control the election of our directors and most other stockholder actions. See "Security Ownership of Certain Beneficial Owners and Management."

ANTI-TAKEOVER PROVISIONS

Our charter documents have provisions which limit the ability to call special stockholder meetings and also provide for election of directors for three-year terms on a staggered basis, with approximately one-third of the Board of Directors elected each year. These provisions may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current prices. In addition, the Board of Directors has the authority, without action by the stockholders, to issue shares of preferred stock and to fix the rights and preferences of such shares. Issuance, or the threat of issuance, of shares of preferred stock on terms which could dilute the Common Stock may also have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock and Debentures."

NO PRIOR PUBLIC MARKET

Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock (the "Offering Price") will be determined through negotiations between us and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting" for information relating to the method of determining the Offering Price. We have made an application to have the Common Stock listed for trading on the Nasdaq Stock Market. Once our stock is listed for trading, an active public market may not develop or continue. Further, the price at which the Common Stock will trade in the public market subsequent to the Offering may not correspond to the Offering Price.

MARKET VOLATILITY

Equity markets, including the Nasdaq Stock Market, from time to time have experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies or existing economic conditions. These broad market fluctuations, as well as issues more specifically related to our business activities or prospects, our financial performance, intellectual property or the food testing industry, may adversely affect the market price of the Common Stock.

SUBSTANTIAL DILUTION

Assuming an initial Offering Price of $12.00 per share, investors in the Offering will experience immediate and substantial dilution in the net tangible book value of their shares of Common Stock in the amount of $9.54 per share, after giving effect to the expected conversion of all outstanding Debentures and interest thereon into shares of Common Stock, underwriting discounts and commissions, estimated offering expenses and the expected issuance of 21,460 shares to certain creditors. If we offer additional Common Stock in the future, including shares that may be issued upon exercise of stock options, purchasers of Common Stock in the Offering may experience further dilution. See "Dilution."

NO PAYMENT OF DIVIDENDS

We have never paid dividends on our capital stock. We intend to retain any future earnings for funding growth and, therefore, do not intend to pay any cash dividends in the foreseeable future. See "Dividend Policy."

                           FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements which, among other things, relate to: (i) strategy; (ii) capital expenditures; (iii) the Company's ability to hire management, administrative, production and research and development staff and establish a research and production facility; (iv) the performance of the Company's Instrument at the various sites where it is being or will be tested; (v) the performance of VWR, which has the exclusive right to purchase, market and resell the Instruments and Test Kits; (vi) the development of improvements to the Instrument and refinements to the testing process which uses the Instrument and the development of additional products and services employing the Instrument and Test Kits or other Company technology; (vii) demand for the Instrument and Test Kits; (viii) regulatory matters affecting food products and testing; (ix) competitive factors; and (x) general economic conditions and other statements which are not historical facts. When used in this Prospectus, the words "anticipate," "believe," "estimate" and similar expressions are generally intended to identify forward-looking statements. Because such forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from those expressed or implied by such forward-looking statements due to a number of factors, including those discussed under "Risk Factors."

                                USE OF PROCEEDS

The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered are estimated to be $33 million ($38 million if the Underwriters' over-allotment option is exercised in full), assuming an Offering Price of $12.00 per share and after deducting the estimated underwriting discounts and offering expenses payable by the Company of approximately $3 million.

The principal uses of net proceeds of the Offering are as follows:

                                                       ESTIMATED ALLOCATION
                                                       --------------------
- Renovate and equip our headquarters                      $ 6,300,000
- Research and development activities                       10,500,000
- Repay loans from Kingco and advances from Keystone           894,000
- Repay the debenture held by the creditors'
  committee                                                    500,000
- Working capital and general corporate purposes            14,806,000
                                                           -----------
     Total                                                 $33,000,000
                                                           ===========

Holders of Debentures in the outstanding principal amount of $2.5 million have the right to convert their Debentures and accrued interest into shares of Common Stock as of the close of the Offering. A portion of the net proceeds from the Offering will be used to redeem any Debentures which are not converted. Keystone, the holder of 88.8% of the Debentures, has advised the Company that it intends to convert the principal and accrued interest of its Debentures into Common Stock.

The loans obtained from Kingco were used to pay research and development costs and operating costs. These loans bear interest at 10% per annum and mature on the earlier of the Company's completion of a public offering in excess of $5 million or February 28, 2000. The debenture held by the creditors' committee accrues interest at 5% per annum, is payable quarterly and matures on February 19, 2001. See "Description of Certain Indebtedness."

Proceeds allocated for working capital and general corporate purposes will be invested in short-term, interest-bearing investment grade securities, pending use.

                                DIVIDEND POLICY

The Company has not paid any dividends to date and does not expect to do so for the foreseeable future. The Board of Directors will have the authority to determine when and in what amount any dividend should be paid. In making this decision, the Board will consider the earnings, capital needs and financial condition of the Company. The Board will also take into account any restrictions on the Company's ability to pay dividends contained in any loan agreement, indenture, mortgage or other financing document binding on the Company. Presently, the Company intends to retain any future earnings for the Company's operating and capital needs.

                                    DILUTION

The deficit in net tangible book value of the Company at September 30, 1998 was ($3,168,496) or ($0.86) per share of Common Stock. Deficit in net tangible book value per share represents the amount by which the Company's liabilities exceed its tangible assets, divided by the number of shares of Common Stock then outstanding.

Net tangible book value dilution per share represents the difference between the amount per share paid by the purchasers of shares in the Offering and the deficit in net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to (i) the sale of 3,000,000 shares of Common Stock in the Offering at an assumed public offering price of $12.00 per share and deduction of the underwriting discounts and commissions and estimated expenses associated with the Offering, (ii) the assumed conversion into shares of Common Stock of $2.5 million principal amount of Debentures and accrued interest thereon from January 1, 1999 through January 31, 1999 and (iii) 21,460 shares issuable to certain creditors, the net tangible book value of the Company at September 30, 1998 would have been approximately $31.8 million or $2.46 per share. This represents an immediate increase in net tangible book value of $2.58 per share to existing stockholders and an immediate dilution of $9.54 per share to purchasers of Common Stock in the Offering. The following table illustrates this pro forma dilution:

Assumed initial public offering price per share.............            $12.00
     Deficit in net tangible book value per share at
       September 30, 1998...................................  $(0.86)
     Decrease in deficit in net tangible book value per
       share attributable to conversion of the Debentures...    0.74
                                                              ------
     Subtotal...............................................   (0.12)
     Increase in net tangible book value per share
       attributable to new investors........................    2.58
Net tangible book value per share after the Offering........              2.46
                                                                        ------
Dilution per share to new investors.........................            $ 9.54
                                                                        ======

The following table sets forth, as of September 30, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders or the holders of securities convertible into Common Stock (including persons who are expected to convert their Debentures into shares of Common Stock and persons who have converted, or will convert, their bankruptcy claims into shares of Common Stock) and the new investors purchasing shares of Common Stock from the Company in the Offering, at an assumed public offering price of $12.00 per share before deducting underwriting discounts and commissions and estimated expenses associated with the Offering:

                                 SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                               --------------------   ---------------------     PRICE
                                 NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                               ----------   -------   -----------   -------   ---------
Existing common
  stockholders...............   3,667,548    28.3%    $ 2,193,109     5.4%     $ 0.60
Holders of common stock
  issued upon conversion of
  $2.5 million principal
  amount of Debentures and
  accrued interest from
  January 1, 1999 through
  January 31, 1999(1)........   6,240,939    48.3       2,521,232     6.2        0.40
Acquisition of stock in
  exchange for bankruptcy
  claims.....................      21,460     0.2          14,807      --        0.69
                               ----------             -----------
Existing stockholders after
  conversion.................   9,929,947    76.8       4,729,148    11.6        0.48
New investors(2).............   3,000,000    23.2      36,000,000    88.4       12.00
                               ----------    ----     -----------    ----
     Total...................  12,929,947     100%    $40,729,148     100%
                               ==========    ====     ===========    ====

-------------------------

(1) From January 1, 1999 through the close of the Offering, 1,695 shares of Common Stock per day are issuable to holders of the Debentures, representing accrued but unpaid interest on the Debentures, assuming the holders of the Debentures choose to convert such interest into shares of Common Stock.

(2) Does not include outstanding stock options, as of September 30, 1998, to purchase a total of 910,000 shares of Common Stock. To the extent such options are exercised, there will be further dilution to new investors.

                                 CAPITALIZATION

The following table shows the Company's capitalization before and after the Offering. The first column reflects the Company's capitalization as of September 30, 1998. The second column shows what the Company's capitalization would have been as of September 30, 1998, as adjusted to give effect to (i) the Offering at an assumed offering price of $12.00 per share and the application of its net proceeds, (ii) the assumed conversion into shares of Common Stock of $2.5 million principal amount of Debentures and accrued interest thereon from January 1, 1999 through January 31, 1999 and (iii) 21,460 shares issuable to certain creditors.

                                                          SEPTEMBER 30, 1998
                                                      --------------------------
                                                        ACTUAL       AS ADJUSTED
                                                      -----------    -----------
Long-Term Debt
  Class A and Class B Debentures(1).................  $ 1,936,852    $        --
  Debenture arising from reorganization.............      500,000             --
  Notes payable to affiliate........................      325,431             --
                                                      -----------    -----------
     Total debt.....................................    2,762,283             --
Stockholders' equity
  Preferred stock, $.01 par value 2,000,000 shares
     authorized; none issued........................           --             --
  Common stock, $.01 par value
     50,000,000 shares authorized; 3,667,548 and
     12,929,947 shares outstanding,
     respectively(2)................................       36,675        129,299
  Additional paid-in capital........................   12,154,244     47,597,659
  Unearned compensation related to stock options....   (6,726,063)    (6,726,063)
  Retained earnings (deficit)(3)....................   (8,633,352)    (9,217,732)
                                                      -----------    -----------
     Total stockholders' equity (deficit)...........   (3,168,496)    31,783,163
                                                      -----------    -----------
       Total capitalization.........................  $  (406,213)   $31,783,163
                                                      ===========    ===========

-------------------------

(1) The Class A and Class B Debentures have been shown net of the $563,148 unamortized portion of the beneficial conversion feature as described in
    Note 6 to the financial statements.

(2) Keystone, the holder of 88.8% of the Debentures, has advised the Company that it intends to convert all of its Debentures and accrued interest thereon into shares of Common Stock at the close of the Offering. From January 1, 1999 through the close of the Offering, 1,695 shares of Common Stock per day are issuable to holders of the Debentures, representing accrued but unpaid interest on the Debentures, assuming the holders of all Debentures choose to convert such interest into shares of Common Stock.

(3) Reflects the remaining amortization of the beneficial conversion feature of the Debentures in the amount of $563,148 and the interest expense associated with such conversion ($21,232 assuming the Offering closes on January 31, 1999).

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The selected financial data set forth below as of and for the fiscal years ended December 31, 1996 and 1997 and as of and for the nine months ended September 30, 1998 has been derived from the financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent auditors. The selected financial data set forth below as of and for the fiscal years ended December 31, 1994 and 1995 and as of and for the nine months ended September 30, 1997 has been derived from the unaudited financial statements of the Company included elsewhere in this Prospectus and, in the opinion of management of the Company, includes all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. The results of operations set forth below are not necessarily indicative of results to be expected for any future period. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

                                                                                                     NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                      SEPTEMBER 30,
                                            ---------------------------------------------------   ------------------------
                                               1994          1995          1996         1997         1997          1998
                                            -----------   -----------   ----------   ----------   -----------   ----------
                                            (UNAUDITED)   (UNAUDITED)                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Sales.....................................  $       33    $      364
Cost of sales.............................          32           350
                                            ----------    ----------
    Gross profit..........................           1            14
Engineering, research and development.....       1,193         2,258    $      551   $    1,627   $    1,066    $    1,002
Compensation related to stock options.....          --            --            --           --           --         2,192
General and administration................         519           533           310          392          262           691
Interest expense..........................          12            18            60          564          531           696
Depreciation and amortization.............           3             3             5           39           27            29
Write-off of impaired assets..............          --            --           279           --           --            --
                                            ----------    ----------    ----------   ----------   ----------    ----------
    Total expenses........................       1,727         2,812         1,205        2,622        1,886         4,610
                                            ----------    ----------    ----------   ----------   ----------    ----------
Loss before extraordinary item............      (1,726)       (2,798)       (1,205)      (2,622)      (1,886)       (4,610)
Extraordinary item -- gain on forgiveness
  of debt.................................          --            --            --        1,833        1,833            --
                                            ----------    ----------    ----------   ----------   ----------    ----------
Net loss..................................  $   (1,726)   $   (2,798)   $   (1,205)  $     (789)  $      (53)   $   (4,610)
                                            ==========    ==========    ==========   ==========   ==========    ==========
Basic and diluted net loss per common
  share before extraordinary item.........  $    (0.30)   $    (0.27)   $    (0.11)  $    (0.61)  $    (0.41)   $    (1.26)
Extraordinary item........................          --            --            --         0.43         0.40            --
                                            ----------    ----------    ----------   ----------   ----------    ----------
Basic and diluted net loss per common
  share after extraordinary item..........  $    (0.30)   $    (0.27)   $    (0.11)$      (0.18)  $    (0.01)   $    (1.26)
Weighted average number of common shares
  outstanding.............................   5,780,590    10,261,569    10,578,875    4,306,061    4,535,441     3,665,740
BALANCE SHEET DATA:
Working capital (deficit).................  $     (493)   $   (2,558)   $       60   $     (383)  $     (101)   $     (961)
Total assets..............................         589           654           478          372          433           793
Total long-term debt......................         193            50           955        1,835        1,325         2,762
Total stockholders' equity (deficit)......        (163)       (2,029)       (3,234)      (1,859)      (1,038)       (3,168)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The Company is a development stage company which owns patents and technology providing a single platform for identifying pathogens in food products. The Company has incorporated this technology into the MC-18, an automated instrument which, with related Test Kits, can test food products for the following pathogens: Salmonella; E. coli O157:H7; Listeria; and Campylobacter.

The Company was incorporated in Illinois on March 11, 1992 as Crystal Medical Products, Inc. It changed its name to Molecular Circuitry, Inc., and the state of its incorporation to Delaware by merging into its wholly-owned Delaware subsidiary in October 1998. Since May 1996, when the Company voluntarily filed for bankruptcy, all resources of the Company available for operations have been used in research and development associated with the MC-18 and patenting its technology.

To date, the Company has not commenced commercial production or sold any Instruments or Test Kits. Since filing for bankruptcy, the Company has financed its operations by the sale of stock, borrowings from affiliates and a private placement of its debt securities to its existing stockholders. The gross amount raised through these financings since emerging from bankruptcy on February 5, 1997 was approximately $4.2 million. On November 5, 1998, Keystone committed to a $5 million credit facility for the Company, payable interest only until maturity at the rate of 10% per annum. The credit facility will continue until the earlier of May 15, 2000 or such time as the Company closes an equity financing of at least $5 million. Accordingly, this facility will terminate upon the closing of the Offering and any outstanding borrowings at such time will be required to be repaid. In November 1998, the Company borrowed $150,000 under this credit facility. See "Management -- Compensation Committee Interlocks and Insider Participation" and "Description of Certain Indebtedness."

The Company has entered into a Marketing Agreement for the exclusive sale and marketing of the Company's products with VWR, a large distributor of laboratory diagnostic equipment. During the term of the Marketing Agreement, VWR will be the Company's sole customer. Although there is no minimum purchase requirement, the Company and VWR will agree upon six and twelve month sales targets allowing termination by the Company if such targets are not met. The Company will be dependent upon the efforts, abilities and financial condition of VWR to maintain and expand its sales organization and to pay for products purchased from the Company. VWR will assume the credit risk of its customers.

The Company's future results of operations may fluctuate significantly as a result of a number of factors, many of which are beyond the Company's control. In addition to market acceptance of the Company's products, one very significant factor will be the purchasing patterns of VWR. Wide variations in purchasing from quarter to quarter or any decision by VWR to increase or reduce its carrying inventory significantly, could cause large fluctuations in Company revenues and earnings. See "Risk Factors -- Dependence on VWR."

The Company is seeking a facility near Philadelphia for its headquarters, and to house its research and development, production and warehousing functions. Once the facility is obtained, the Company will retain the services of an industrial engineer or other designer to assist its engineers and scientists in the configuration of the laboratory and production areas and the selection of the equipment needed. The Company estimates that it will require up to six months after it takes possession of a facility before it will be able to commence the production and shipping of Instruments and Test Kits. The Company expects to spend approximately $6.3 million to renovate, equip and maintain this facility. See "Use of Proceeds."

The Company is relying on Keystone personnel to perform a variety of administrative and technical functions on its behalf under an Administrative Services Agreement between Keystone and the Company until it retains the necessary staff. See "Business -- Employees" and "-- Administrative Services Agreement" and "Management -- Compensation Committee Interlocks and Insider Participation."

As of September 30, 1998, the Company had an accumulated deficit of $3,168,496 and net losses before extraordinary item of $13,890,060. At December 31, 1997, the Company had a cumulative U.S. tax net operating loss carryforwards of $5,364,000, which expire at various dates through 2018. The availability of the loss carryforwards will be dependent upon the ability of the Company to generate operating profits during years when the carryforwards are still available to it. The use of such loss carryforwards may also be affected by ownership changes in the Company.

COMPENSATION RELATED TO STOCK OPTIONS; CHARGE RELATED TO CONVERSION OF DEBENTURES IN CONNECTION WITH THE OFFERING

In September 1998, the Company issued options to purchase an aggregate of 910,000 shares of Common Stock at $1.00 per share. The issuance of these options will result in an aggregate charge to compensation expense of $8,918,000. Of such amount, $2,191,937 was recognized in the nine months ended September 30, 1998, $1,871,810 will be recognized in the fourth quarter of 1998, $2,285,862 during 1999, $1,214,100 during 2000, $760,407 during 2001, with the remainder being recognized thereafter.

In addition, in connection with the closing of the Offering, the Debentures will be either repaid or converted into shares of Common Stock. Accordingly, the remaining unamortized beneficial conversion feature of the Debentures in the amount of $294,600 will be recognized as additional interest expense in the quarter in which the Offering closes.

Both of the foregoing are non-cash charges.

RESULTS OF OPERATIONS

REVENUE. The Company is a "development stage company" and had no sales during 1996, 1997 or the nine months ended September 30, 1998.

ENGINEERING, RESEARCH AND DEVELOPMENT. Since January 1, 1996 (excluding compensation related to stock options) the Company has cumulatively used 52.2% of its expenditures for research and development. In July 1997, the Company entered into a Product Development Agreement with two engineers for the development of ten prototype Instruments for a fee of $1,130,000. The Company also paid all material costs and other approved expenses. As of September 30, 1998, $70,000 remained unpaid under the agreement pending final delivery to the Company of all prototypes. The Company has expensed all research and development costs. During 1998, the Company has continued the development of the Instrument and has entered into a consulting agreement with one of the engineers for the transfer to manufacturing process. The Company anticipates continuing to incur substantial engineering, research and development expenses.

COMPENSATION RELATED TO STOCK OPTIONS. In September 1998, the Board of Directors awarded options under the Company's Stock Option Plan to purchase an aggregate of 750,000 shares of Common Stock, vesting over a period of five to six years, to the key scientific officers of the Company. In addition, the Company issued an aggregate of 160,000 options, all currently exercisable, to the Company's other four directors. All of these options have an exercise price of $1.00 per share. The issuance of these options resulted in an increase to additional paid in capital of $8,918,000 and a charge to compensation expense of $2,191,937 in the nine months ended September 30, 1998. The remaining unearned compensation of $6,726,063 has been recorded as an increase in stockholders' deficit and will be charged to expense over the service period to which the options relate.

GENERAL AND ADMINISTRATIVE EXPENSES. The Company incurred general and administrative expenses of $309,848 in 1996; $392,364 in 1997; and $690,511 in
the nine months ended September 30, 1998. The increase was attributable to the administrative support necessary for the research and development efforts. The Company expects its general and administrative expenses to continue to increase as a result of the transition of its business. Keystone has paid for certain administrative services and other expenses on behalf of the Company. These expenses were recognized during the periods in which they were performed. These expenses totalled $16,000 in 1996; $96,028 in 1997; and $293,455 in the nine months ended September 30, 1998, all but $16,000 of which remains outstanding. Keystone will be repaid such amount from a portion of the proceeds of the Offering.

INTEREST EXPENSE. Interest expense was $60,400 for 1996; $563,649 for 1997; and $696,104 for the nine months ended September 30, 1998. Interest expense for 1996 and 1997 and the nine months ended September 30, 1998 included $60,400, $55,740 and $66,497, respectively, for temporary working capital loans from Kingco and Keystone and, in 1998, $94,178 for interest on the Debentures sold by the Company to its existing stockholders (primarily Keystone) in April 1998. Included in the 1997 interest expense was $486,000 of imputed interest arising out of the warrants issued to Kingco for working capital loans made to the Company prior to bankruptcy reorganization. In addition, during 1997 and the nine months ended September 30, 1998, the Company incurred interest expense of $21,490 and $18,750, respectively, on a $500,000 debenture issued to the creditors' committee in the Company's bankruptcy. The Company also recorded interest expense of $516,662 in 1998 related to the convertibility feature of the Debentures.

EXTRAORDINARY ITEM. In 1997, the Company recorded a gain of $1,832,708 for forgiveness of indebtedness in securing its discharge from bankruptcy. There was no income tax effect because the forgiveness was off-set by the Company's losses.

LIQUIDITY AND CAPITAL RESOURCES

Cash and equivalents were $13,558 at December 31, 1997 and $237,804 at September 30, 1998. Cash equivalents consist of highly liquid short-term investments of three months or less.

The following is a summary of selected cash flow information:

                                  YEARS ENDED               NINE MONTHS ENDED
                                  DECEMBER 31,                SEPTEMBER 30,
                            ------------------------    --------------------------
                              1996          1997           1997           1998
                            ---------    -----------    -----------    -----------
Net cash used for
  operating activities....  $(846,983)   $(2,032,532)   $(1,493,009)   $(1,036,257)
Net cash used for
  investing activities....    (92,084)       (19,966)       (19,075)      (229,497)
Net cash provided by
  financing activities....    955,431      2,049,692      1,539,692      1,490,000

NET CASH USED IN OPERATING ACTIVITIES. The Company had no operating revenues in 1996, 1997 or the nine months ended September 30, 1998. The Company expended funds primarily for research and development and general and administrative services.

NET CASH USED IN INVESTING ACTIVITIES. The funds were used primarily to purchase research equipment in 1996 and 1997 and for the purchase of production equipment in the nine months ended September 30, 1998.

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES. A summary of cash provided by (used in) financing activities is as follows:

                                     YEARS ENDED             NINE MONTHS ENDED
                                     DECEMBER 31,              SEPTEMBER 30,
                                ----------------------    ------------------------
                                  1996         1997          1997          1998
                                --------    ----------    ----------    ----------
Proceeds from the sale of
  Common Stock................  $     --    $1,657,692    $1,657,692    $       --
Exercise of Warrants..........        --        12,000        12,000            --
Proceeds from the sale of
  convertible debentures......        --            --            --       280,633(1)
Increase (decrease) in notes
  payable.....................   955,431       380,000      (130,000)    1,209,367
                                --------    ----------    ----------    ----------
Net cash provided by financing
  activities..................  $955,431    $2,049,692    $1,539,692    $1,490,000
                                ========    ==========    ==========    ==========

-------------------------

(1) Kingco elected to convert $2,219,367 of borrowings under its credit facility into Debentures. Since Keystone had provided the funds for the credit facility, the other three members of Kingco assigned their rights under the Debentures to Keystone.

The Company believes the net proceeds of the Offering, together with cash generated from sales, will satisfy its cash requirements for the next three years. See "Use of Proceeds" for a discussion of the principal uses of the net proceeds of the Offering. The Company's future capital requirements and the availability and terms of any future funding, such as equity or debt financings or collaborative agreements with corporate partners, will depend on many factors. These could include the progress of the Company's research and development, scope and results of test studies, rate of technological advances, status of competitive products, establishment of production capacity, expansion of sales and marketing capabilities and establishment of collaborative relationships with other companies. See "Risk Factors -- Need for Additional Financing."

FINANCING PROVIDED BY KEYSTONE. Keystone has provided the Company with financial support in the form of capital and advances in the past and, on November 5, 1998, made a $5 million revolving credit facility available to the Company through May 15, 2000. The Company will use a portion of the proceeds of the Offering to pay any outstanding amounts owing under the credit facility and this borrowing facility will terminate upon closing of the Offering.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which are both effective for fiscal years beginning after

December 15, 1997. Components of comprehensive income for the Company include such items as net income and foreign currency translation. Net income and comprehensive income were the same for the nine months ended September 30, 1998. SFAS No. 131 requires segments to be determined based on how management measures performance and makes decisions about allocating resources. The Company adopted the standards in fiscal 1998. Neither statement had a material effect on the Company's financial position or results of operations.

In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities, which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The application of SOP 98-5 did not have an impact on the financial condition or results of operations of the Company.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those statements at fair value. This statement is effective for fiscal years beginning after June 15, 1999, although early adoption is encouraged. The Company does not anticipate that the adoption of SFAS No. 133 will have a significant impact on its consolidated financial position or results of operations.

YEAR 2000

The Year 2000 issue arose because many existing computer programs were written using only two digits, rather than four, to identify a particular year. Therefore, many computer programs will not accurately recognize any year after the twentieth century. If not corrected, many computer applications could fail or create erroneous results in the year 2000.

The Company believes that its financial and production systems will be Year 2000 compliant when the Company occupies a new facility in early 1999. As the Company acquires hardware and software for its business operations, it will ensure that these systems are Year 2000 compliant. The Company's software consulting engineer has designed the MC-18's software program to include features which are Year 2000 compliant. Accordingly, the Company does not expect to incur material costs in addressing Year 2000 issues.

The Company's operations may be affected by Year 2000 problems at other companies and entities with which the Company will transact business, particularly VWR, which will be the sole marketer of the Company's products, and Keystone, which currently provides personnel and laboratory facilities to the Company. VWR has informed the Company that it has implemented a project to enhance its computer systems, including its order entry, purchasing and financial systems and to address the Year 2000 issue. Failure by VWR to correct any Year 2000 problems could have a material adverse effect on the Company's financial condition and results of operations. The Company has not yet developed a contingency plan to address this possibility. The Company does not expect Keystone's Year 2000 issues to have a material effect on the Company's business operations since the Company intends to occupy its own facility and hire its own personnel during 1999. Other third parties, including vendors and suppliers, may not take the necessary action to remediate Year 2000 problems. The Company is currently unable to determine the potential impact, if any, that could result from such third parties' failure to adequately address this issue.

                                    BUSINESS

THE COMPANY

The Company has developed an instrument, the MC-18, to detect the presence of certain harmful bacteria, or pathogens, in food products. The MC-18 utilizes a technology called electroimmunoassay, which combines chemical and electrical processes to test for specific pathogens. The Company believes its technology can detect multiple pathogens with greater accuracy and cost effectiveness than currently available testing methods. The MC-18 is scheduled to undergo field testing at six locations. The Company expects VWR, its exclusive distributor, to commence marketing the MC-18 in the second quarter of 1999.

The Company intends to market the MC-18 to food producers in the meat, poultry and dairy markets. Initially, the MC-18 will be used to test for Salmonella, E. coli O157:H7, Listeria and Campylobacter, the pathogens which, according to the Center for Disease Control and Prevention (the "CDC"), cause the majority of laboratory-diagnosed cases of illness and death from food contamination in the United States. Currently, food processors usually use separate tests to detect each type of bacteria. The MC-18 provides the ability to simplify testing methods by replacing these various tests with one testing platform.

Features that are expected to make the MC-18 competitive and cost effective are:

     - High volume capability, meaning the MC-18 can test multiple samples and detect multiple pathogens simultaneously.

     - High level of sensitivity, meaning the MC-18 is able to detect small quantities of bacteria.

     - High level of specificity, meaning it can differentiate between pathogenic and nonpathogenic bacteria, thereby reducing the possibility of false positive test results.

     - High level of automation, reducing customers' dependence on skilled technicians and minimizing the chance of operator error.

     - Capacity to create a permanent computer record.

INDUSTRY OVERVIEW

Public concern regarding food safety has increased over the past several years partially as a result of widespread media reports of food contamination resulting in deaths and illness or product recalls. To address this growing concern, the federal government has adopted regulations requiring science-based food testing for generic E. coli at slaughter houses and processing plants. In addition, President Clinton recently established the National Food Safety Council to identify strategies for improving food testing and the prevention of food contamination.

Pathogens can enter a food product at many different points from farm or sea to table, including feeding, slaughtering and processing of animals and growing, harvesting and processing of fruits, vegetables and grains. Food transportation, storage, handling and temperature control are important links in the food safety chain. While science-based testing of food products can occur at any one of these points, testing typically occurs only during the processing stage.

Testing usually starts with taking samples of raw meats, poultry, and fish, as well as eggs and dairy products before the products are processed. Because contamination of processed foods can occur during processing, often random samples are taken from production lines and finished products before distribution to supermarkets, restaurants and other retail establishments. While the Company's technology could be used at any stage of the food distribution chain, the Company believes that food processors and distributors will constitute the primary market for its products.

A 1997 independent market report estimates that annually 420 million tests are conducted in the food industry worldwide. The report concludes that 15% of the food industry tests (approximately 60 million) are for specific organisms.

FOOD-BORNE PATHOGENS

The CDC and the Food and Drug Administration (the "FDA") estimate that, each year, at least six million (and possibly as many as 33 million) people in the United States become ill from pathogens in their food and that as many as 9,000 of them die each year. The USDA estimates that medical costs and productivity losses from the major food pathogens range between $6.5 billion and $34.9 billion annually in the United States.

The chart below, published by the USDA Economic Research Service, indicates the estimated number of cases of food-related illnesses and deaths reported in the United States during 1995 due to contamination by certain pathogens:

----------------------------------------------------------------------------------------------
           TYPE OF PATHOGEN                           CASES                      DEATHS
----------------------------------------------------------------------------------------------
 Salmonella                                     696,000-3,840,000               870-1,920
----------------------------------------------------------------------------------------------
 Campylobacter jejuni or coli                  1,100,000-7,000,000               110-511
----------------------------------------------------------------------------------------------
 E. coli O157:H7                                   8,000-16,000                  176-433
----------------------------------------------------------------------------------------------
 Clostridium perfringens                              10,000                       100
----------------------------------------------------------------------------------------------
 Listeria monocytogenes                             928-1,767                    230-485
----------------------------------------------------------------------------------------------
 Staphylococcus aureus                              1,513,000                      454
----------------------------------------------------------------------------------------------

The Company's Instrument and Test Kits are designed to detect the presence of Salmonella, E. coli O157:H7, Listeria and Campylobacter in food products. These four pathogens have been specifically targeted for prevention by the USDA's Food Safety Inspection Service (the "FSIS"). A 1995 study by the CDC indicates that these four pathogens account for a majority of laboratory confirmed cases of food contamination in the United States.

Information regarding the four food pathogens which the MC-18 is currently designed to detect is set forth below. The Company intends to expand its technology in the future to include testing for other food-borne pathogens. See "Business -- Research and Development."

SALMONELLA. Salmonella is found in the intestinal tracts of animals. It is present on virtually all types of raw meat and poultry products and also can be found in eggs, dairy products, seafood and fresh produce. Salmonella contamination can be caused by a variety of factors, including fecal material. The emergence of antibiotic resistant strains, such as Salmonella typhimurium DT 104, may make this pathogen an even greater health hazard.

ESCHERICHIA COLI O157:H7. Escherichia coli ("E. coli") is a fecal bacterium found in the intestines of animals and human beings. A strain of E. coli known as E. coli O157:H7 can cause serious illness, kidney damage and death.

CAMPYLOBACTER JEJUNI OR COLI. There are many strains of Campylobacter, but only Campylobacter jejuni or coli significantly affect humans. These strains are often found in poultry products, unpasteurized milk and untreated water. Raw or undercooked chicken is the major source of infection.

LISTERIA MONOCYTOGENES. Of the many strains of Listeria, only Listeria monocytogenes is pathogenic. This strain can be found in animals, soil, water and vegetation and has the ability to survive for long periods of time. Grazing animals may ingest the organism from vegetation and transmit it back to the soil as droppings. Consequently, listeria microorganisms can be present on fruits and vegetables, as well as meat, poultry and dairy products. Listeria also can proliferate in refrigerated foods.

With the proliferation of the use of antibiotics, antibiotic resistant strains of certain of these pathogens are an increasing health hazard. For example, since 1995, with the licensing of antibiotics known as fluoroquinolones to treat the infection in chickens, levels of drug-resistant campylobacter in humans has increased substantially. As pathogens continue to mutate, the diagnostic testing industry will have to develop new antibodies or testing methods to identify them.

Methods of preventing food contamination include cooking food products, particularly ground meat, at high temperatures, food washing, hand washing, stricter standards and inspection procedures in the food distribution chain, and irradiation (use of ionizing energy to kill food-borne pathogens).

The American Council on Science and Health endorses irradiation, but some opponents believe that it involves environmental, consumer and worker-safety risks. In addition, the current high cost of irradiation limits this method's marketability. If irradiation can be made cost-effective and becomes widely accepted by the food industry and consumers, the market for the Company's technology could be substantially diminished. See "Risk Factors -- Methods of Eliminating Food-Borne Pathogens."

PLAN OF OPERATION

The Company's objective is to offer its technology initially to the food industry, particularly producers and processors of raw and cooked foods such as meat and poultry processors. The Company's Instrument will be marketed with Test Kits developed by the Company. Although each Test Kit can simultaneously perform multiple tests, it cannot be reused. Accordingly, the Company anticipates that the sale of Test Kits will eventually be the Company's primary source of revenue.

The Company intends to devote significant resources to research and development of:

     - Its own antibodies and reagents for use in the Test Kits.

     - Tests for other pathogens that affect the food supply, and for generic E. coli, which is expected to increase the utility of the MC-18 within the food testing industry by offering the ability to test for a wider range of pathogens on a single instrument.

     - Accurate and cost effective tests for environmental (soil, air and water) and medical (hormones, drugs and disease-associated organisms) laboratories.

     - New testing instruments appropriate for use in different types of laboratory and testing environments.

DESCRIPTION OF THE COMPANY'S TECHNOLOGY AND PRODUCTS

The Company has developed a highly sensitive testing method for identifying pathogens in food products, called electroimmunoassay. It combines chemical and electrical processes and uses changes in electrical resistance to detect the presence of pathogens. The Company has incorporated this technology into an automated, computerized instrument, the MC-18, and the Test Kits. The MC-18 is a self-contained desktop unit that weighs 50 pounds and has a footprint of 22 inches by 17 inches. Each Test Kit consists of nine cartridges, each of which has pre-attached electrical resistors, and reagent packs which contain the chemical materials needed to perform the tests. Each cartridge is able to test two food samples. The MC-18 can hold 27 cartridges. Consequently, it can run 54 tests simultaneously with each test being for any one of the four pathogens.

Testing for pathogens in food products can be difficult. Contamination concentrations may be fewer than ten bacteria per sample, which may be too low for ordinary detection, and the size of the food sample tested may be as small as 25 grams (the size sample required by FSIS regulations for ground beef). Consequently, the food sample being tested must first be cultured to allow the infectious agent to multiply. This process, referred to as enrichment, is required for all current food testing methods. Enrichment may take 6 to 48 hours, depending upon the pathogen tested and the type of enrichment procedure used. The Company's products are intended for use after the enrichment phase.

After enrichment, the food sample is added to the cartridge. The electrical resistors on each cartridge are pre-coated with antibodies designed to test for the presence of a specific pathogen. If the pathogen is present, it reacts chemically to substances in the reagent and binds to the antibody-coated resistor. The Instrument automatically washes out unbound material and a second antibody solution from the reagent pack is added to the cartridge. When the pathogen is present, this second antibody binds to the captured bacteria on the resistor. Through subsequent chemical reactions, this binding reaction is converted into deposits of metallic silver on the surface of the resistor. A positive reaction will be detected as a decrease in resistance across the resistor. Each of the resistors can be coated with a different pathogen-specific antibody, enabling multiple tests simultaneously within the same cartridge. It currently takes approximately 1.5 hours to run a test in one cartridge in the MC-18 and approximately 3.5 hours to run the MC-18 at full capacity (27 cartridges).

The MC-18 is currently programmed to provide a qualitative analysis, indicating the presence of pathogens in the food samples tested and not the quantity of pathogens. The Company may develop a procedure to provide a quantitative analysis as to the amount of pathogens per sample.

The MC-18 can utilize bar codes to identify and record the source of the food products being tested. As the Instrument performs tests, its computer system records the data relating to the testing procedures. At the end of the test, the Instrument measures the resistance of each resistor and can either print out the results on-site or store them to permit remote access through a computer system networked to the Instrument. A technician may also store test results on a standard size computer disc.

ADVANTAGES OF THE COMPANY'S TECHNOLOGY

The Company believes that potential customers will find the MC-18 competitive and cost effective because of the following features:

HIGH VOLUME CAPABILITY. The MC-18 can test multiple samples and detect multiple pathogens simultaneously. Current testing methods generally involve individual test proce-dures for different types of bacteria. The MC-18 offers food producers a way to complete their major pathogen testing on one platform, simplifying the process.

HIGH LEVEL OF SENSITIVITY. The MC-18 is able to detect relatively small quantities of bacteria. This is especially important as more virulent strains of bacteria are discovered. For example, contamination by E. coli O157:H7 can be caused by as few as ten microbes compared to thousands of microbes required for Salmonella contamination.

HIGH LEVEL OF SPECIFICITY. The MC-18 can differentiate between pathogenic and nonpathogenic bacteria, thereby reducing the likelihood of false positive test results. A positive test result is typically followed by an extended testing period of three to four days, during which the presence of the pathogen is confirmed. Accordingly, a false positive result can cost a producer a significant amount of time and money because the tested food product must be stored, and processing delayed, until confirmatory testing has been completed.

HIGH LEVEL OF AUTOMATION. Customers can reduce their dependence on skilled technicians and minimize the chance of operator error through the use of the MC-18. Currently used methods of food testing are dependent upon the skill and training of technicians who must actively participate in the testing process by continuous monitoring, making subjective interpretations in certain cases and accurately recording the data. The Company's technology reduces the need for highly skilled and trained technicians because the chemical testing is performed by the Instrument.

COMPUTERIZED PERMANENT RECORDS. While certain competing test instruments require that the operator manually record test results, the MC-18 does this automatically. The Company believes that the instrument's ability to record the data without operator intervention will significantly reduce the likelihood of human error, as well as the possibility that the results will be destroyed or modified. In addition, the Instrument stores and can readily retrieve test results for regulators, food inspectors, suppliers and distributors, consumers and potential litigants. The test cartridge also can be maintained to verify test results at a later date. See "Business -- Competition" and "-- Government Regulation of Food Products."

The Company's technology is similar to other food testing methods currently available in that (i) the food samples must go through a liquefaction and pathogen enrichment procedure, although the Company is aware that certain competitors have developed proprietary enrichment processes for E. coli O157:H7 which are substantially faster than the third party enrichment processes currently available for use with the MC-18, and (ii) a chemical process is used to detect the presence of pathogens. However, the Company believes that the combined benefits offered by its technology, including measuring electrical resistance to determine the presence of pathogens, are not available in any other food testing methods.

FIELD TESTING OF THE COMPANY'S INSTRUMENTS

The Company has completed its own preliminary testing of the MC-18. Independent secondary testing of the Instrument will take place at six sites nationwide using standard industry procedures. These tests are scheduled to begin in December 1998 and are expected to be completed by early 1999. The field test participants include Keystone and other private companies which are among the largest processors of beef and chicken in the United States, and two USDA government labs.

The Company will provide each field test participant with an Instrument and Test Kits. To check the accuracy of the MC-18, the participants will conduct parallel tests of the same food samples using both the MC-18 and other commonly used testing methods. Participants have agreed to communicate the test results to the Company on a weekly basis. No compensation will be paid by the Company for the field testing, although each participant will be permitted to retain the Instrument following completion of the testing.

PRODUCTION

The Company has not commenced commercial production or sold any Instruments or Test Kits. All Instruments made to date are prototypes, having been assembled and calibrated by the Company's consulting engineers in Fremont, California, together with the cartridges. The reagent packs containing the chemicals used in the Company's testing process are produced in Folcroft, Pennsylvania, in laboratory space leased from Keystone.

The Company anticipates that it will assemble Instruments and Test Kits from components purchased from third parties at a facility to be leased in the Philadelphia area. See "Business -- The Company's Offices." At that location, the Company expects to produce cartridges, purify pathogen specific antibodies which it will use to coat the resistors in the cartridges and assemble and package the complete cartridges. The Company will also fill, seal and package the reagent packs. The complete cartridges and the reagent packs will be sold together as Test Kits.

In July 1997, the Company entered into a Product Development Agreement (the "Development Agreement") with Rick T. Smethers and W. Brian Greger (collectively, the "Engineers") for the design and development of a testing instrument. The Engineers have delivered to the Company nine prototype Instruments contracted for and plastic injection tooling for Test Kit production. Under the Development Agreement, the Engineers are required to provide the documentation for assembling the Instrument, the tools or fixtures for assembly and all computer software source codes. The Company committed to pay the Engineers a fee of $1,130,000 for their development services, plus reimbursement of the cost of materials and other expenses approved by the Company. Of that sum, $70,000 remains outstanding and is payable upon delivery of the remaining prototype. In order to facilitate the Company's transition to commercial production, the Company and Mr. Smethers orally agreed to extend Mr. Smethers' consulting arrangement for an additional seven month period which commenced on August 1, 1998. See "Management -- Consultants."

The Engineers are required to maintain in confidence the information developed or acquired by them in providing services to the Company and cannot develop equipment similar to the MC-18 for themselves or a third party during the term of the Development Agreement and for a period of one year thereafter.

ASSEMBLY; COMPONENTS

The Company has no experience in purchasing and storing components or assembling, packing and shipping its products. It currently lacks the facilities and staff to carry out any of these functions and must rely upon the Engineers to perform these operations. See "Risk Factors -- Lack of Production Experience."

The Instrument is currently assembled from components purchased from a variety of manufacturers. A majority of the components are custom designed but could be obtained from a number of vendors using tooling owned by the Company. Certain stock items, most significantly the pump used in the Instrument, are obtained from a single source. Inability to purchase this component could require redesign of the Instrument.

The mechanical portion of the Instrument is assembled at a facility in Fremont, California operated by Mr. Smethers, who has built all of the prototypes to date. The cartridges for the Test Kits are also assembled in Fremont at a facility adjacent to that of Mr. Smethers. The antibodies are attached to the resistors in the laboratory leased by the Company from Keystone in Folcroft, Pennsylvania and then shipped to Fremont for sealing and packaging. Reagent packs are made and sealed in Folcroft. The electronic assembly and software installation have been performed by Mr. Greger and the Company's software consultant, Wendy Whitcomb, at a facility in San Francisco, California. Final testing and calibration have been performed jointly by Messrs. Smethers and Greger and Ms. Whitcomb.

The Company estimates that a technician/assembler, using pre-assembled electronic and molded parts, could build one Instrument in two days following procedures established by Mr. Smethers. Final testing and calibration could be performed by a senior level electronic technician.

Upon the acquisition of an office and production facility in the Philadelphia area, all operations and assembly activities will be relocated to such facility from the Fremont and Folcroft facilities. The Company believes that persons having the necessary skills for assembly and testing of the Instrument are available in the Philadelphia area. The equipment required for commercial production of the Test Kits is available from a variety of sources. The Company's new facility will contain a room equipped with controls to monitor air flow and air quality, for preparation of the Test Kits.

The Company has not field tested the MC-18 in the type of long-term continuous use expected to occur in commercial operations. Consequently, the Company does not have sufficient data to confirm that the Instrument will meet the industry standard of 2,400 hours of operation as the mean time before failure. The Company expects that specifications for the components incorporated into the Instrument will meet or exceed that standard.

MARKETING OF THE COMPANY'S PRODUCTS

The Company has entered into an agreement giving VWR exclusive rights to market the Instruments and Test Kits to end users (the "Marketing Agreement"). VWR is a worldwide distributor of laboratory supplies, chemicals and equipment. It operates regional distribution centers, service facilities and conducts business in approximately 50 countries worldwide.

Under the terms of the Marketing Agreement, VWR will be the exclusive distributor of the Company's food testing products in each of the countries in which VWR has operations. VWR has agreed that during the term of the Marketing Agreement, it will not market or distribute products which compete with the Company's products. The Instruments and Test Kits will be purchased by VWR as a reseller, with no right of return. VWR has agreed to commit approximately $800,000 to launch the Company's products and an additional $275,000 per year to promote the sale of the Company's products. These funds are expected to be used for trade shows, demonstration Instruments, presentations to institutional buyers, marketing materials, and product literature.

The Marketing Agreement has an initial term of three years and provides for automatic annual renewal unless either the Company or VWR elects not to renew. The Company has the right to terminate the Marketing Agreement at the end of any six month period if VWR fails to achieve certain levels of sales for any six or twelve month period. These goals will be established by the Company and VWR upon completion of field testing of the MC-18. The Company also can terminate the Agreement upon 60 days' notice if there is a change in control of VWR.

Although the Company does not expect to employ a sales and marketing staff, its executive and scientific personnel expect to work closely with VWR in developing marketing strategies and planning and implementing events to demonstrate the Company's products. In view of

VWR's role as the exclusive distributor and reseller of its products, the Company does not expect to have a significant budget for these activities.

Success of the Company and its revenue stream are substantially dependent on the sales and marketing efforts and the financial condition of VWR. See "Risk Factors -- Dependence on VWR."

SERVICE AND SUPPORT

The Company will provide a one-year warranty on the Instrument, covering parts and labor, and has obtained product liability insurance. For certain repairs during the warranty period, the Company will provide a replacement Instrument, by overnight courier service, for use while the customer's Instrument is being repaired at the Company's facility. The Company also intends to develop a field service team to install the Instruments, provide training, and answer customer inquiries. In the case of high volume users, a Company employee may visit the customer's location to make repairs or upgrade its Instruments.

RESEARCH AND DEVELOPMENT

The Company has expended approximately $3.2 million for research and development activities during the past three years to develop the MC-18 and the Test Kits. The Company intends to use a portion of the proceeds of the Offering to continue research and development in the following four areas: (i) development of its own antibodies, reagents and other materials used in its testing procedures; (ii) refinement of the current tests developed by the Company to increase their sensitivity and specificity; (iii) design and development of new products for non-food markets, such as medical or environmental; and (iv) engineering enhancements to increase the speed and capacity of the MC-18 and the design and development of additional instruments. A discussion of each of these activities is set forth below.

DEVELOPMENT OF ANTIBODIES AND REAGENTS. The Company currently purchases antibodies, reagents and other testing materials from third parties. The Company expects to devote significant resources to the development of its own antibodies, reagents and other materials used in its testing to decrease, and possibly eliminate, the Company's dependence on third party suppliers for these products and to enable the Company to maintain quality control. The Company also expects to develop antibodies to detect other food-borne pathogens.

REFINEMENT OF CURRENT TESTS. The Company intends to refine its existing technology by modifying testing procedures and the materials used in the tests to increase the sensitivity and specificity of its current pathogen assays. Areas of development to increase the speed of the overall test will include selective growth during the enrichment phase and methods of concentrating pathogens.

EXPANSION IN HEALTH-RELATED FIELDS. The electroimmunoassay technology developed by the Company has potential applications in other testing fields. The Company may design and develop new test products for medical and environmental use. Electrical detection of molecular interactions is also applicable to other types of molecules such as nucleic acids. In parallel with its development of new immunoassays, the Company intends to work on the development of alternative methods of pathogen detection, such as methods which use nucleic acid sequences instead of antigens.

ENGINEERING RESEARCH AND DEVELOPMENT. The Company intends to continue engineering enhancements to increase the speed and capacity of the MC-18 and to develop additional instruments suitable for large scale testing and small scale on-site testing of pathogens.

GOVERNMENT REGULATION OF FOOD PRODUCTS

There are substantial governmental regulations regarding procedures for food handling, transportation, storage, inspection and sanitation to prevent food contamination. Originally, the federal government's regulatory system for meats and poultry relied primarily on visual and olfactory methods of food inspection on a carcass-by-carcass and plant-by-plant basis. These methods were appropriate when the first major meat inspection law was passed in 1906 and animal diseases and plant sanitation were the primary concern. This is no longer the case. Notwithstanding modernization and improvement of government inspection programs over the years, government regulators have determined that there is a "critical gap" in its ability to protect public health.

The FSIS has implemented new regulations to address these deficiencies. These regulations require that all slaughter houses and processing plants adopt a system of controls known as Hazard Analysis of Critical Control Points ("HACCP") to prevent food safety hazards. To verify that the processing plants' HACCP systems are effective in reducing contamination from harmful bacteria, meat and poultry slaughter plants are now required to conduct science-based testing for generic E. coli, as an indicator of the presence of pathogenic bacteria such as Salmonella, E. coli O157:H7 and Campylobacter. The frequency of generic E. coli testing required by the FSIS is based upon production volume. The FSIS regulations require that testing for generic E. coli must be performed using an AOAC Official Method or a method approved by another scientific body meeting certain criteria. The MC-18 is not designed to test for the presence of generic
E. coli, although the Company intends to add this capability in the future. The Company believes, however, that food processors will continue to conduct testing for Salmonella, E. coli O157:H7, Campylobacter and Listeria in parallel with the mandated testing for generic E. coli.

The FSIS has also established standards for Salmonella pathogen reduction and conducts tests itself to ensure compliance at individual sites. The frequency and intensity of Salmonella testing will be determined by past plant performance and other factors. Implementation of the FSIS regulations is based upon plant size and will continue to be phased in during the next several years.

In addition to the FSIS regulations, other governmental action has occurred which is likely to increase the market demand for food testing technology. In 1997, President Clinton outlined a new national food safety program supported by a $43 million budget. A Presidential order recently established a new National Food Safety Council under the leadership of the Secretary of Agriculture. An objective of this Council is to increase collaboration among the federal agencies involved in food safety, including the FDA, the FSIS, the CDC and the Environmental Protection Agency, and to identify strategies for improving testing and prevention of food contamination. The agencies involved have a responsibility for the safety of other classes of foods, including fruits, juices and vegetables, and it is possible that a government agency will adopt regulations affecting the production and importation of these food products requiring pathogen testing.

In addition to mandatory testing of meat and poultry products, diagnostic tests are used to detect the presence of food-borne pathogens in grains. Further, inspection of produce and canned goods which enter a U.S. airport or seaport is required by the FDA and mandatory inspection programs for the U.S. seafood and fish industry became effective in 1998.

The Company believes that the recent regulatory changes discussed above will create a greater market demand for a testing process that can quickly and accurately detect the presence of harmful levels of pathogens and easily record this data as a means of verifying that a standard of safety has been met.

ACCREDITATION OF FOOD TESTING METHODS

There is no governmental endorsement or certification of food testing methods in the United States, and the Company is not required to obtain any governmental or other approvals. However, under FSIS regulations, testing for generic E. coli must be performed using an AOAC Official Method or a method approved by another scientific body meeting certain criteria. The MC-18 performs tests for the pathogenic strain E. coli O157:H7 but not for generic E. coli and, therefore, the FSIS regulations governing generic E. coli testing methods do not currently apply to the MC-18. However, in the future, the FSIS could require that science-based testing for all food-borne pathogens be conducted using an AOAC Official Method. See "Risk Factors -- Government Regulation."

Two of AOAC's endorsements are certification as an AOAC Performance Tested method and approval of a testing method as an AOAC Official Method. Where proprietary testing methods are being evaluated, the AOAC provides third party review to confirm the manufacturer's performance claims. Evaluation involves the submission of data with the application, expert review, and testing by independent laboratories. Successfully tested methods carry the AOAC Performance Tested logo. This AOAC review and approval process for proprietary test methods generally takes up to twelve months to complete.

In order to obtain the status as an AOAC Official Method, a testing method is subjected to rigorous scientific review of performance results, including specificity, accuracy and repeatability. The testing method is also evaluated to determine if it is applicable to a wide range of food types. The review and approval process to become an AOAC Official Method generally takes at least two years and can be substantially longer. AOAC Official Methods are written into government regulations, product specifications, product acceptance criteria and relied upon in legal proceedings.

The Company will seek certification of its testing process by the AOAC in order to carry the AOAC Performance Tested certification mark and approval as an AOAC Official Method. Though not currently required, the inability to obtain either or both of these could have a material adverse effect on the Company's ability to market its technology successfully.

Certain foreign countries may have more rigorous regulations governing food testing products than the United States. The Company intends to seek any required approvals or certifications from foreign governments or applicable international agencies in order to sell its products worldwide. It is possible that the Company may not obtain such approvals. See "Risk Factors -- Government Regulation."

INTELLECTUAL PROPERTY

The Company currently holds three patents issued by the United States Patent and Trademark Office (the "USPTO") relating to its technology. These patents were issued in 1988, 1992 and 1994 and cover the Company's electroimmunoassay methodology for creating a binding reaction between antibodies and bacteria which can be measured electrically to detect the presence of pathogens. Rights under these three patents expire in 2006, 2010, and 2012, respectively. Except for Canada and Japan, the Company does not have patent protection for its initial technology in any foreign countries. See "Risk Factors -- Reliance on Patents and Other Proprietary Rights."

The Company has applications pending with the USPTO for two additional patents. The first application, filed in January 1998, is a further development of the technology described in the three existing patents. A corresponding application was filed with the World Intellectual Property Organization under the Patent Cooperation Treaty in contemplation of obtaining foreign patent protection.

The second U.S. patent application was filed in July 1998 and covers certain aspects of the design and operation of the MC-18 and the Test Kits. If the patent is issued as filed, both the MC-18 and the Test Kits would be substantially protected from duplication by third parties. The Company intends to pursue international patent protection for the technology described in the July 1998 application.

During 1998, the Company also filed an "intent to use" application to register its name as a trademark with the USPTO. This application requires that the Company demonstrate actual use of the mark in commerce prior to its final registration by the USPTO.

COMPETITION

In the past, methods of identifying pathogens relied on biochemical measurements in test tubes and growth measurements in specific culture media. These methods are time consuming, require highly trained technicians and are not suitable for rapid screening of large numbers of samples. Today, most methods of pathogen detection use either immunoassays or polymerase chain reaction (PCR) based assays. However, the Company is aware that certain competitors have developed proprietary enrichment processes for E. coli O157:H7 which are substantially faster than the third party enrichment processes currently available for use with the MC-18.

There are numerous immunoassays and PCR based assays currently available which compete with the Company's products. The Company believes that competitors developing pathogen tests in the future will continue to use either immunoassays or PCR based assays. Alternative testing methods compete based on accuracy, efficiency, ease of use and cost effectiveness. The Company believes that its technology, Instrument and Test Kits offer competitive advantages which, in the aggregate, are not currently available in other testing methods. See
"Business -- Advantages of the Company's Technology."

Virtually all of the Company's competitors have substantially greater financial and other resources than the Company. A description of some of the Company's competitors and their products is set forth below.

IMMUNOASSAYS. The most common form of immunoassay is the lateral flow test which uses an assay card or dipstick. If a pathogen is present in the test sample, a colored reaction line is formed. Competitors utilizing this technology include Neogen Corporation, Bio-Control and Meridian Diagnostics. After enrichment, these types of tests can be completed in only 20-30 minutes. A further advantage of this type of test is that it uses disposable cards and requires no instrument. However, the colored line which shows the test results must be read within minutes of completion of the test or it disappears. Another disadvantage is that test results in borderline cases are open to subjective interpretation by technicians. In addition, the lateral flow test requires manual recording of test results by a technician, while the MC-18 records the results automatically.

Other immunoassays utilize an enzyme linked reaction that produces a color that can be read by eye or by a machine. In this class of tests are products by Tecra, Organon Technika and Foss Electric. One of these products uses an automated instrument but is limited to testing for a single pathogen in each sample.

PCR BASED ASSAYS. PCR assays test for the presence of the DNA of a specific pathogen. If the pathogen's DNA is present in a food sample, it is amplified by the PCR. PCR assays have the desired sensitivity, but tend to be labor intensive and may give false positives from the presence of dead bacteria in the sample. At present, such tests require a skilled technician to read or analyze the test results. One PCR based assay uses a manual test that develops a machine-readable color reaction. Other manufacturers of PCR based assays include Qualicon, a subsidiary of DuPont Corporation, Perkin-Elmer and Biomerieux.

ENVIRONMENTAL MATTERS

The chemicals and reagents used in the Company's testing process constitute materials routinely found in testing labs which the Company believes do not present a substantial environmental risk. In order to minimize the impact of the Company's research and production activities on its local environment, the Company will treat all samples and other material to eliminate the bacteria prior to disposal. The Company intends to dispose of all hazardous substances in compliance with federal, state and local environmental laws and regulations. The Company does not believe that the cost of such compliance will have a material adverse affect on its business.

ADMINISTRATIVE SERVICES AGREEMENT

The Company entered into an Administrative Services Agreement with Keystone on October 1, 1998. Under the Agreement, the Company leases laboratory space and utilities at Keystone's Folcroft, Pennsylvania facility and uses Keystone's executive, administrative, accounting and technical personnel. The Company has agreed to pay Keystone approximately $311,000 for use of Keystone's premises and personnel during 1997 and 1998 prior to the date of the Agreement, $150,000 of which was attributable to Herbert Lotman's services. The Company is indebted to Keystone for additional expenses incurred prior to the date of the Agreement aggregating $78,000. The Company is obligated to pay Keystone fees of $20,000 per month for personnel and $1,200 per month for the space and utilities. These fees are intended to be based on Keystone's cost of supplying such services. The term of the Agreement is on a month-to-month basis, subject to the Company's right to terminate or reduce the monthly charge incrementally as the Company increases its staff and occupies its own facilities. See
"Management -- Compensation Committee Interlocks and Insider Participation."

EMPLOYEES

Currently, the Company employs only five executive officers and one technician, all on a part-time basis. The Company uses executive, administrative, accounting and technical personnel employed by Keystone under the Administrative Services Agreement described above. The Company also has four consultants who are scientists or engineers. After leasing its corporate office and production facility, the Company expects to hire full-time executives and 20 to 30 people for production of the Instruments and Test Kits. An additional 15 to 20 employees are expected to be hired for the Company's research and development activities, to be headed by Dr. Colin Barnstable. See "Use of Proceeds" and "Management."

THE COMPANY'S OFFICES

The Company's corporate offices are temporarily located at 321 Spruce Street, Suite 525, Scranton, Pennsylvania, 18503 and its telephone number is (717) 207-7200. This office space is provided free of charge by Mr. Ginader, an executive officer and director of the Company.

A portion of the proceeds of the Offering will be used to lease, renovate and equip commercial space located in the Philadelphia area. This space will be used for the Company's corporate offices, production facilities and research and development. It is anticipated that the Company will occupy this space in early 1999.

COMPANY BACKGROUND

The Company was formed in March 1992 as an Illinois corporation under the name Crystal Medical Products, Inc. and initially engaged in the development and marketing of arterial bandages. The Company subsequently became involved in developing technology to test for pathogens in food products and acquired patents and other intellectual property rights related to the technology.

As discussed below in "Business -- Legal Proceedings," in 1996 the Company voluntarily filed for bankruptcy protection because it had insufficient capital and borrowing capacity to continue operations. Under the Company's bankruptcy Plan of Reorganization, the Company's former management was replaced by new management, all shares of Common Stock then outstanding were canceled, and stockholders were given the option to purchase new shares at $0.69 per share.

The Company's arterial bandage business was transferred to a creditors' committee pursuant to the bankruptcy Plan of Reorganization. The Company retained its patents and other rights relating to the food testing technology, subject to a claim by one of the original inventors of the technology, which claim has been settled.

Currently, the Company's only remaining obligations under the Plan of Reorganization are payment of a $500,000 debenture to a creditors' committee and the issuance of 21,460 shares of Common Stock to certain unsecured creditors in lieu of cash distributions. The $500,000 debenture will be repaid using a portion of the proceeds of the Offering. See "Use of Proceeds."

In October 1998, the Company's Board of Directors and stockholders approved, and management has implemented, the merger of the Company into a newly-formed Delaware subsidiary so that the Company now operates as a Delaware corporation under the name Molecular Circuitry, Inc.

LEGAL PROCEEDINGS

The Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Court") on May 24, 1996. The Court approved and confirmed the Company's Plan of Reorganization (the "Plan of Reorganization") under an order entered February 5, 1997 (the "Bankruptcy Order").

Under the Plan of Reorganization, the Company was discharged of liability on all pre-petition claims filed by creditors (except for certain specified claims which were subsequently settled by the Company) in exchange for the Company's transfer to a creditors' committee (the "Committee") of certain assets to be administered for the benefit of unsecured creditors. These assets consisted of
(i) a $350,000 cash payment which was applied to administrative expenses and to an initial distribution to unsecured creditors, (ii) the Company's $500,000 debenture due February 19, 2001 bearing interest at 5% per year payable quarterly (the "Creditors' Debenture"), (iii) certain patents which are no longer owned by the Company, and (iv) the assignment of the Company's pre-petition claims and causes of action against third parties.

So long as the Creditors' Debenture remains outstanding, the Committee is entitled to appoint a nonvoting member to the Company's Board of Directors, but has not exercised its right to do so. The Creditors' Debenture will be repaid using a portion of the proceeds from the Offering.

Pursuant to the Plan of Reorganization, two unsecured creditors elected to convert future cash distributions into shares of Common Stock at the rate of $0.69 per share. To date, these creditors have converted an aggregate of $2,897.22 of distributions into 4,198 shares of Common Stock. The Committee has advised the Company that it expects to pay additional distributions to these creditors approximating $14,807, which will be converted into 21,460 shares of Common Stock.

After the Committee has resolved all Company claims against third parties, the Company will seek a final decree from the Court closing the bankruptcy proceedings. While the Court continues to have jurisdiction over the Company until such time as the final decree is entered, the Company's only remaining obligations under the Plan of Reorganization are the payment in full of the Creditors' Debenture and the issuance of additional shares of Common Stock to certain creditors in lieu of cash distributions as described above.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth certain information with respect to the Company's executive officers and directors:

                   NAME                 AGE           POSITION WITH THE COMPANY
                   ----                 ---           -------------------------
    Herbert Lotman....................  65     Chairman of the Board, President, Chief
                                                 Executive Officer and Director
    Marvin L. Sears...................  70     Executive Vice President, Chief
                                               Scientific Officer and Director
    Colin J. Barnstable...............  46     Vice President for Research and
                                                 Development and Director
    Michael J. Mardy..................  48     Acting Chief Financial Officer
    George W. Ginader.................  62     Secretary, Treasurer and Director
    John W. Pelino....................  66     Director
    Dale L. Huffman...................  67     Director

The Board of Directors is divided into three classes serving staggered three year terms. The terms of Drs. Barnstable and Huffman expire in 1999, those of Messrs. Ginader and Pelino, in 2000, and the terms of Dr. Sears and Mr. Lotman will expire in 2001.

Herbert Lotman. Mr. Lotman has served as a director of the Company since February 1997 and as Chairman of its Board of Directors since July 1998. Mr. Lotman was elected Chief Executive Officer of the Company in September 1998. He previously served as President from February 1997 until July 1998 and was again elected President in October 1998. Mr. Lotman is the founder, and has been for more than five years, Chairman, Chief Executive Officer and a director of Keystone Foods Corporation, a privately-held multi-national company engaged in meat and poultry processing and distribution, with which Mr. Lotman has been associated since 1973. Keystone is a principal stockholder of the Company and a member of Kingco LLC, a Delaware limited liability company. See "Security Ownership of Certain Beneficial Owners and Management"; "Description of Certain Indebtedness"; and "Management -- Compensation Committee Interlocks and Insider Participation." Mr. Lotman also serves on the Board of First Union Corporation, a publicly-held bank holding company, as Chairman of the Board of the Philadelphia College of Osteopathic Medicine, and on the boards of several charitable organizations.

Dr. Marvin L. Sears. Dr. Sears has served as a director of the Company since July 1998 and as Executive Vice President and Chief Scientific Officer since October 1998. Dr. Sears previously served as President of the Company from July 1998 to October 1998. Dr. Sears is a professor and former Chairman of the Department of Ophthalmology and Visual Science at Yale University School of Medicine, a department which he created. Dr. Sears received his B.A. from Princeton and his M.D. from the College of Physicians and Surgeons at Columbia University. From 1983 to 1988, Dr. Sears served as a consultant for American Hoechst Corporation. Prior thereto, from 1973 to 1978, Dr. Sears served as a consultant to Merck, Sharp & Dohme where his work in adrenergic pharmacology of the eye resulted in 1978 in the development and approval of timolol, a beta adrenergic blocker, for the treatment of glaucoma. Dr. Sears received the Friedenwald Lectureship in 1977, and has received eight other awards for his research. An endowed chair was established in his name at Yale in 1990.

He is the author of more than 200 scientific articles. Dr. Sears was a structural organizer and first consultant for the National Eye Institute of the National Institutes of Health.

Dr. Colin J. Barnstable. Dr. Barnstable has served as a director of the Company since July 1998 and as Vice President for Research and Development since October 1998. Dr. Barnstable previously served as Executive Vice President and Chief Scientific Officer of the Company from July 1998 to October 1998. Dr. Barnstable is the Director of the Yale Vision Research Center of the Yale University School of Medicine, a position he has held since 1995. From 1992 through 1995, Dr. Barnstable was a professor at the Yale University School of Medicine, in the Department of Ophthalmology and Visual Science and Section of Neurobiology. Dr. Barnstable received his B.A., M.A. and D.Phil. from Oxford University and earned an M.A. at Yale University. He has received a number of awards and honors and is the author of more than 125 scientific articles. He has been engaged in research and development of monoclonal antibodies for the past twenty years and has developed a number of antibodies that are marketed commercially.

Michael J. Mardy. Mr. Mardy has served as the Acting Chief Financial Officer of the Company since October 1998. Mr. Mardy has been the Executive Vice President and Chief Financial Officer of Keystone since August 1996. From 1993 to 1996, he served as Senior Vice President and Chief Financial Officer of Nabisco Biscuit Company. Mr. Mardy held various senior level financial positions at Nabisco, Inc. and its successor corporations between 1980 and 1996. Mr. Mardy received his B.A. from Princeton University and his M.B.A. from Rutgers University.

George W. Ginader. Mr. Ginader has served as a director of the Company since February 1997 and as its Secretary and Treasurer since July 1998. Mr. Ginader previously served as Chairman of the Board, Secretary and Treasurer from February 1997 until July 1998. Mr. Ginader is a founder and principal of Ginader Jones & Co., LLP, certified public accountants, located in Scranton, Pennsylvania, and has been associated with that firm (or its predecessor) for the past 25 years. Mr. Ginader also serves as a director of Keystone. Mr. Ginader is a graduate of Wilkes University and is a certified public accountant.

John W. Pelino. Mr. Pelino has served as a director of the Company since October 1998. Mr. Pelino has been engaged in the private practice of law in Philadelphia, Pennsylvania for the past 39 years and, since 1978, with the firm of Pelino & Lentz, P.C. Mr. Pelino also serves as a director of Keystone. Mr. Pelino is a graduate of Duquesne University and the Dickinson School of Law.

Dr. Dale L. Huffman. Dr. Huffman has served as a director of the Company since March 1998. Dr. Huffman is Professor Emeritus of Meat and Animal Sciences at Auburn University and Director Emeritus of its Food Technology Institute, and has been associated with Auburn University since 1963. Dr. Huffman has served as a consultant to the Company since September 1996. See
"Management -- Consultants." He received a B.S. from Cornell University and an M.S. and Ph.D. in Food Science from the University of Florida.

Under the terms of the Bankruptcy Order, a creditors' committee has the right to appoint a non-voting director to the Board of Directors of the Company to serve until the repayment of the Creditors' Debenture held by the committee. To date, the committee has not designated a person to serve on the Company's Board. Following the closing of the Offering, a portion of the proceeds will be used to pay all amounts owing under the terms of that debenture, and the committee's right to name a director will terminate.

After completion of the Offering, the Company intends to expand its Board of Directors to include at least two additional non-employee directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors currently has an Audit Committee and a Compensation Committee. The Audit Committee is responsible for reviewing the Company's accounting controls and recommending to the Board of Directors the engagement of the Company's outside auditors. The members of the Audit Committee are Messrs. Lotman, Pelino and Ginader.

The Compensation Committee is responsible for reviewing and approving the amount and type of consideration to be paid to senior management and also serves as a committee for the granting of stock options under the Company's Stock Option Plan. The members of the Compensation Committee are Messrs. Lotman, Pelino and Ginader.

All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors. No directors currently receive separate cash compensation for services rendered as a director. Each of the directors received options to purchase shares of Common Stock. See "Management -- Stock Options." It is anticipated that, in the future, nonemployee directors may be compensated either with cash payments, grants of options or a combination of both.

EXECUTIVE COMPENSATION

Currently, Drs. Sears and Barnstable are the only executive officers of the Company who receive compensation for their services in that capacity. Drs. Sears and Barnstable, formerly consultants to the Company, commenced their employment with the Company on September 1, 1998 and each has entered into an employment agreement with the Company. See "Management -- Employment Agreements." Dr. Huffman serves as a paid consultant to the Company. See "Management -- Consultants."

The following table summarizes the compensation earned by each of the persons who served as the Chief Executive Officer of the Company during 1997 or the nine months ended September 30, 1998 (the "Named Executives"). No other executive officer's compensation exceeded $100,000 during either 1997 or the nine months ended September 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                         LONG TERM
                                                        COMPENSATION
                                                           AWARDS
                                            ANNUAL      ------------
                                         COMPENSATION    SECURITIES
                                         ------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR      SALARY        OPTIONS       COMPENSATION
---------------------------       ----   ------------   ------------   ---------------
Herbert Lotman(1)...............  1998     $    --         40,000          $    --
  Chairman of the Board,          1997     $    --             --          $    --
  President, Chief Executive
  Officer and Director
Marvin L. Sears(2)..............  1998     $    --        500,000          $    --
  Executive Vice President
  and Chief Scientific Officer
James G. Timmins(3).............  1998     $10,417             --          $76,616(4)
  Prior Chief Executive           1997     $63,233             --          $    --
  Officer

-------------------------

(1) Mr. Lotman will not be paid compensation until after the close of the Offering. Thereafter, the Company expects to pay Mr. Lotman annual compensation of not less than $200,000. Included in the amount owing by the Company to Keystone as of September 30, 1998 under the Administrative Services Agreement was $60,000 attributable to charges for Mr. Lotman's services during 1997 and $90,000 for his services during 1998, through September 30.

(2) Dr. Sears has received an aggregate of $75,000 in consulting fees through September 30, 1998 and will receive a $100,000 bonus on December 1, 1998.

(3) Mr. Timmins served as the Chief Executive Officer of the Company from August 1, 1997 until January 31, 1998.

(4) Consists of amounts paid to Mr. Timmins between February and August 1998 in connection with a severance package from the Company and health insurance benefits.

CONSULTANTS

Drs. Sears and Barnstable have provided consulting services with respect to the Company's research and development activities since the beginning of 1998. For these consulting services, Dr. Sears received an aggregate of $75,000 through September 30, 1998, paid at the rate of $25,000 per quarter, and Dr. Barnstable received an aggregate of $37,500 through September 30, 1998, paid at the rate of $12,500 per quarter.

Dr. Huffman has served as a consultant to the Company since September 1996 in connection with its research into food testing. Under an oral arrangement with the Company, he receives $5,000 per month plus a per diem of $1,000 for each day of service in excess of five days per month and reimbursement of expenses. During 1997, Dr. Huffman was paid an aggregate of

$128,000 and was also entitled to receive 40,000 shares of Common Stock, which were issued to him on September 10, 1998. In 1998, the Company has paid $65,000 in consulting fees to Dr. Huffman through September 30.

Rick T. Smethers and W. Brian Greger were hired by the Company in July 1997 as engineers to design and develop the MC-18 and build ten prototypes. Under such arrangement, the Company paid Mr. Smethers $366,000 during 1997 and $191,000 in 1998 through September 30. Mr. Greger and another engineer, Wendy Whitcomb, together were paid $447,000 during 1997 and $174,000 for 1998 through September
30. Approximately $70,000 is still owed to Mr. Greger and Ms. Whitcomb. The Company and Mr. Smethers orally agreed to extend Mr. Smethers' consulting arrangement for an additional seven month period which commenced on August 1, 1998 in order to facilitate the Company's transition to commercial production. See "Business -- Production."

EMPLOYMENT AGREEMENTS

Drs. Sears and Barnstable are employed under Employment Agreements dated September 1, 1998, for a term of five years at annual salaries of $200,000 for Dr. Sears and $100,000 for Dr. Barnstable, which commenced November 1, 1998. Pursuant to the Employment Agreements, they receive signing bonuses of $100,000 and $50,000, respectively, which the Company expects to pay on December 1, 1998, and certain other executive benefits. Drs. Sears and Barnstable also have been granted stock options. See "Management -- Stock Options."

The Employment Agreements provide for automatic renewal for successive one year terms, unless terminated by a party on at least 60 days' prior written notice. Each of the Employment Agreements also provides for termination upon the employee's death, the discharge of the employee for cause, or if the Offering is not consummated by January 30, 1999. If a change in control of the Company results in the employee's resignation, the employee is entitled to be paid the salary due under his Employment Agreement for the remainder of the term. The term "change in control" is defined in the Employment Agreements as a sale of the Company or an election contest resulting in a change of more than a majority of the directors.

CONFIDENTIALITY AGREEMENTS

The Company has entered into confidentiality agreements with Drs. Sears and Barnstable and each of its consultants, as well as with the persons producing and assembling its Instruments and Test Kits.

STOCK OPTIONS

The Company has adopted a Stock Option Plan (the "Plan") pursuant to which employees are eligible to receive awards of stock options. Options to purchase an aggregate of 1,500,000 shares of Common Stock may be granted under the Plan. The Company's Board of Directors administers the Plan. Subject to the terms of the Plan, the Board of Directors selects the employees to receive awards under the Plan and determines the size and other terms of the awards granted thereunder. The Company intends that any options granted under the Plan after the Offering will be exercisable at a price per share equal to the fair market value of the Common Stock at the date of the grant.

In September 1998, the Board of Directors granted Drs. Sears and Barnstable ten year options to purchase 500,000 and 250,000 shares of Common Stock, respectively, at a price of $1.00 per share under the Plan. These options vest in equal annual installments beginning on

January 31, 1999, over a period of six years for Dr. Sears, and over a period of five years for Dr. Barnstable, with the vesting schedules accelerated under certain circumstances.

Also in September 1998, the Company issued to each of Messrs. Lotman, Ginader and Pelino and Dr. Huffman options to purchase 40,000 shares of Common Stock. In each case, the option exercise price is $1.00 per share, the options are immediately exercisable and the options expire on September 10, 2003. These options were granted outside the Plan.

The following table summarizes information regarding options granted to each of the Named Executives during the nine months ended September 30, 1998. No options were granted to any Named Executive during 1997.

                         OPTION GRANTS FOR NINE MONTHS
                            ENDED SEPTEMBER 30, 1998

                                                                                POTENTIAL REALIZABLE VALUE
                                                                                 AT ASSUMED ANNUAL RATES
                                                                               OF STOCK PRICE APPRECIATION
                             INDIVIDUAL GRANTS                                      FOR OPTION TERM(1)
---------------------------------------------------------------------------   ------------------------------
                         NUMBER OF     PERCENT OF
                        SECURITIES    TOTAL OPTIONS
                        UNDERLYING     GRANTED TO
                          OPTION      EMPLOYEES IN    EXERCISE   EXPIRATION
                        GRANTED(2)     FISCAL YEAR     PRICE        DATE           5%              10%
                        -----------   -------------   --------   ----------   -------------   --------------
Herbert Lotman........     40,000           5.1%       $1.00      10/10/03    $  616,012.17   $   789,748.29
Marvin L. Sears.......    500,000          63.3%       $1.00       8/31/08    $9,882,056.99   $16,242,248.95
James G. Timmins......         --            --           --            --               --               --

-------------------------

(1) Illustrates the value that might be received upon exercise of the options immediately prior to their expiration at the specified compound rate of interest based on the market price on the date of grant. At the time of grant there was no established public trading market for the Common Stock and, accordingly, the market price is based on the assumed Offering Price.

(2) The options granted to Mr. Lotman were immediately exercisable, and the options granted to Dr. Sears vest in six equal annual installments commencing on January 31, 1999.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth the value of options held by each of the Named Executives at September 30, 1998. None of the Named Executives exercised any options during 1998.

                    AGGREGATED OPTION EXERCISES IN 1998 AND
                      OPTION VALUES AT SEPTEMBER 30, 1998

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                   OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                     SHARES                    SEPTEMBER 30, 1998         SEPTEMBER 30, 1998(1)
                                  ACQUIRED ON     VALUE     -------------------------   -------------------------
              NAME                  EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
              ----                ------------   --------   -------------------------   -------------------------
Herbert Lotman..................    --            --                40,000/--                  $440,000/--
Marvin L. Sears.................    --            --               --/500,000                 --/$5,500,000
James G. Timmins................    --            --                  --/--                       --/--

-------------------------

(1) There was no established public trading market for the Common Stock as of September 30, 1998, and accordingly, the values are based on the difference between the assumed Offering Price and the option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Lotman, Ginader and Pelino, all members of the Compensation Committee of the Board of Directors, are also directors of Keystone, which is a principal stockholder of the Company and a member of Kingco, which has made loans to the Company. See "Security Ownership of Certain Beneficial Owners and Management" and "Description of Certain Indebtedness." In addition, Mr. Lotman serves as the Company's President and Chief Executive Officer and Mr. Ginader serves as the Company's Secretary and Treasurer.

CAPITALIZATION OF THE COMPANY. All of the issued and outstanding capital stock of the Company was canceled under the terms of the Plan of Reorganization for the Company which was approved by the Court on February 5, 1997. Pursuant to the Plan of Reorganization, Kingco, which had made a secured loan of $1,200,000 to the Company prior to the bankruptcy filing, agreed to convert its old shares and the principal amount of the loan into 1,750,000 shares of Common Stock and received warrants to purchase an additional 1,200,000 shares of Common Stock at a price of $0.01 per share. The Common Stock and warrants were distributed to the members of Kingco, who subsequently exercised the warrants. Following the exercise of the warrants, each of the Kingco members owned 737,500 shares of the Company's Common Stock. Kingco is owned in equal shares by Keystone, Golden State Foods, Inc. ("Golden"), Glenmark Industries, Inc. ("Glenmark") and Michael
R. Quinlan ("Quinlan").

In April 1998, the Company sold an aggregate of $2,500,000 in principal amount of Debentures, consisting of $2,200,000 in principal amount of Class A Debentures and $300,000 in principal amount of Class B Debentures. The Debentures, including accrued interest, are convertible into shares of Common
Stock: the Class A Debentures at $0.69 per share; and the Class B Debentures at $0.10 per share. Keystone holds an aggregate of $2,219,367 principal amount of Class A and Class B Debentures which are convertible into an aggregate of 5,493,736 shares of Common Stock, excluding shares issuable upon conversion of interest on the Debentures.

LOANS TO THE COMPANY. In July 1997, Kingco made a $2,500,000 line of credit available to the Company. Kingco converted the entire principal amount of borrowings under the credit facility, $2,219,367, into Debentures. Since Keystone provided the funds advanced under the credit facility, the other three members of Kingco assigned to Keystone all of their rights with respect to the Debentures, including the right to accrued interest under the credit facility and the Debentures, which aggregated $27,167 in 1997 and $123,916 for the nine months ended September 30, 1998. In addition to the line of credit, Kingco made loans to the Company bearing interest at 10% per annum following its bankruptcy. As of September 30, 1998, $325,431 in principal amount and accrued interest of $60,533 remained outstanding under these loans. The Company incurred interest expense related to loans from Kingco of $60,400 in 1996, $28,573 in 1997 and $24,407 for the nine months ended September 30, 1998. See "Description of Certain Indebtedness."

On November 5, 1998, Keystone committed to provide the Company a $5,000,000 credit facility. Borrowings under the credit facility are payable interest only until maturity at the rate of 10% per annum. The facility will continue until the earlier of May 15, 2000 or the close of an equity financing of at least $5,000,000. Accordingly, this facility will terminate upon the closing of the Offering and any outstanding borrowings at such time will be required to be repaid. To date, the Company has not made any borrowings under this credit facility. See "Description of Certain Indebtedness."

ADMINISTRATIVE SERVICES ARRANGEMENT WITH KEYSTONE. Commencing in 1997, Keystone has made space available to the Company at its facility in Folcroft, Pennsylvania and Keystone personnel have performed various executive, administrative and research and development services for the Company. The Company and Keystone have entered into an Administrative Services Agreement, dated October 1, 1998, whereby the parties acknowledged the Company's indebtedness to Keystone as of September 30, 1998 for facilities and services provided by Keystone personnel to the Company in the aggregate amount of approximately $311,000. Included in such amount is $150,000 representing reimbursement to Keystone for time spent by Mr. Lotman on the conduct of the Company's business, consisting of $60,000 for 1997 and $90,000 through the nine months ended September 30, 1998. The Company is indebted to Keystone for additional expenses incurred prior to the date of the Agreement aggregating $78,000. The Company expects to pay such past due amount and all other sums which are accrued and unpaid under the Administrative Services Agreement to Keystone from the proceeds of the Offering. See "Use of Proceeds."

The Administrative Services Agreement also provides for the Company's sublease of an approximately 1,200 square foot area at Keystone's facilities for use as a laboratory and testing facility at a rental of $1,200 per month and for services of Keystone personnel (all of whom remain as Keystone employees) required by the Company to perform administrative, accounting and finance, insurance, human resource, employee benefits, scientific and laboratory functions for the sum of $20,000 per month. The agreement is terminable by either party on 30 days' notice. The Company may reduce its personnel requirements under the agreement incrementally as it increases its own staff, and the monthly personnel fee will be adjusted accordingly. Under the terms of the agreement, Keystone will be responsible for the acts or omissions of its employees, except to the extent that they are supervised directly by Company personnel. Keystone will be responsible for maintaining the facilities subleased by the Company, but the Company will be obligated to pay the cost of any renovations required by it and of restoring the premises after cessation of its occupancy.

Keystone has advised the Company that its payments under the Administrative Services Agreement are approximately equal to Keystone's costs in supplying such facility and personnel. The Company believes the fees payable to Keystone under the Administrative Services Agreement are comparable to the fees which the Company would have to pay to non-affiliated parties in a similar commercial transaction.

PROVISION OF INSTRUMENT. Keystone, along with three other private companies and two USDA sites, will participate in field testing of the MC-18. As with all of the participants, the Company is providing Keystone with an MC-18 for testing, with the understanding that Keystone will receive free Test Kits during the testing period and will be able to retain the Instrument following completion of the testing.

PROFESSIONAL SERVICES. Mr. Ginader's accounting firm, Ginader, Jones & Company, LLP, has been providing accounting and bookkeeping services to the Company since 1996. The firm served as the accountant for the trustee in bankruptcy during the pendency of the Company's bankruptcy proceedings. All charges were billed at the firm's normal hourly rates. Fees and expense reimbursement to Ginader Jones totaled $42,754 in 1997 and $38,955 in 1998. Ginader Jones also provides accounting and tax services to Kingco and Keystone.

Mr. Pelino, a director of the Company, is the principal stockholder of Pelino & Lentz, P.C., a law firm which has provided legal services to the Company since 1997. All billing was based on the firm's regular hourly rates. Pelino & Lentz also provided legal services to Kingco and provides legal representation to Keystone and its affiliates.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Common Stock as of October 31, 1998, and as of such date giving effect to the Offering, the assumed conversion of $2.5 million in principal amount of Debentures and accrued interest thereon from January 1, 1999 through January 31, 1999 and the issuance of 21,460 shares to certain creditors, by (i) each person known to the Company to be the beneficial owner of 5% or more of the Common Stock, (ii) each director and Named Executive of the Company, and (iii) all directors and executive officers of the Company as a group.

                                         SHARES BENEFICIALLY     SHARES BENEFICIALLY
                                            OWNED PRIOR TO         OWNED AFTER THE
                                             OFFERING(1)             OFFERING(1)
                                         --------------------    --------------------
NAME AND ADDRESS                          NUMBER     PERCENT      NUMBER      PERCENT
----------------                         --------    --------    ---------    -------
Herbert Lotman(2)(3)...................  567,500       15.3%     6,107,895      47.1%
  401 City Ave, Suite 800
  Bala Cynwyd, PA 19004
Marvin L. Sears(4).....................       --         --             --        --
Colin J. Barnstable(4).................       --         --             --        --
James G. Timmins.......................   10,000          *         10,000         *
George W. Ginader(3)(5)................  190,000        5.1%       190,000       1.5%
  321 Spruce Street, Suite 525
  Scranton, PA 18503
John W. Pelino(3)(5)...................  100,000        2.7%       100,000         *
Dale L. Huffman(3).....................   80,000        2.2%        80,000         *

                                         SHARES BENEFICIALLY     SHARES BENEFICIALLY
                                            OWNED PRIOR TO         OWNED AFTER THE
                                             OFFERING(1)             OFFERING(1)
                                         --------------------    --------------------
NAME AND ADDRESS                          NUMBER     PERCENT      NUMBER      PERCENT
----------------                         --------    --------    ---------    -------
Keystone Foods Corporation(2)..........  527,500       14.4%     6,067,895      46.9%
  401 City Avenue, Suite 800
  Bala Cynwyd, PA 19004
Golden State Foods, Inc................  737,500       20.1%       737,500       5.7%
  18301 Von Karman Avenue
  Irvine, California 92715
Glenmark Industries, Inc...............  737,500       20.1%       737,500       5.7%
  4545 South Racine Avenue
  Chicago, Illinois 60609
Michael R. Quinlan.....................  737,500       20.1%       737,500       5.7%
  Kroc Drive
  Oakbrook, Illinois 60521
K-FIVE Construction Corporation........  250,000        6.8%       680,362       5.3%
  13769 Main Street
  Lemont, Illinois 60439
All directors and executive officers as
  a group(2)(6) (7 persons)............  937,500       24.5%     6,477,895      49.5%

-------------------------

 *  Less than 1.0%.

(1) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition of, a security). A person is deemed as of any date to have beneficial ownership of any security that such person has the right to acquire within 60 days after such date.

(2) Includes 527,500 shares owned by Keystone prior to the Offering and 6,067,895 shares to be owned by Keystone after the Offering. Mr. Lotman is the Chairman, Chief Executive Officer, a director and a principal stockholder of Keystone.

(3) Includes 40,000 shares of Common Stock subject to options that are currently exercisable.

(4) Drs. Sears and Barnstable hold options to purchase 500,000 and 250,000 shares of Common Stock, respectively, which vest over a period of six years and five years, respectively, commencing January 31, 1999.

(5) Mr. Ginader and Mr. Pelino, while directors of Keystone and trustees of trusts that hold Keystone stock, disclaim any beneficial ownership in the Company's shares held by Keystone.

(6) Includes options to purchase an aggregate of 160,000 shares of Common Stock.

                       CERTAIN RELATED PARTY TRANSACTIONS

For information regarding certain transactions involving officers, directors and principal stockholders of the Company, see "Management -- Compensation Committee Interlocks and Insider Participation."

Drs. Sears and Barnstable served as consultants to the Company during 1998 in connection with the Company's research and development activities. Dr. Huffman has served as a consultant to the Company with respect to its food testing research since September 1996. For information regarding the fees paid by the Company for these consulting services, see "Management -- Consultants."

On September 10, 1998, the Company issued to Dr. Huffman 40,000 shares of Common Stock in lieu of consulting fees for services rendered in 1997. Mr. Timmins, the former Chief Executive Officer of the Company, received 10,000 shares of Common Stock on August 1, 1997.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDITORS' DEBENTURE

The Company issued the Creditors' Debenture, in the principal amount of $500,000, on February 19, 1997 to the disbursing agent appointed under the Company's bankruptcy Plan of Reorganization for the pro rata benefit of the holders of certain claims under the Plan. This obligation constitutes the remaining amount owing by the Company under the Plan. The Creditors' Debenture accrues interest at 5% per annum and is payable quarterly. The entire principal amount and all accrued interest is due and payable on February 19, 2001.

The Creditors' Debenture contains a number of default provisions, including provisions which could reactivate the bankruptcy proceedings as a Chapter 7 case under the United States Bankruptcy Code. These default provisions are not expected to apply since the Company intends to pay the entire indebtedness due under the Creditors' Debenture from the proceeds of the Offering.

THE KINGCO LOANS

Following the Company's bankruptcy reorganization, Kingco provided a line of credit facility to the Company on July 1, 1997 in an aggregate amount of $2,500,000. The purpose of the facility was to provide interim financing for development of the Company's technology and the Company's food testing machine until additional capital was raised. Under the terms of the line of credit, Kingco's obligation to make additional advances under the facility terminated in September 1998, upon the Company's receipt of $2,500,000 of proceeds from a private offering of the Debentures. An aggregate of $2,219,367 of borrowings under the credit facility was converted, on a dollar for dollar basis, into Debentures. Since Keystone provided the funds advanced under the credit facility, the other three members of Kingco assigned all of their rights under the Debentures, including the right to accrued interest under the credit facility and the Debentures, which aggregated $27,167 in 1997 and $123,916 for the nine months ended September 30, 1998. In addition to the line of credit, Kingco made loans to the Company following its bankruptcy. As of September 30, 1998, $325,431 in principal amount under these loans, bearing interest at 10% per annum, remained outstanding plus accrued interest of $60,533. The Company incurred interest expense related to loans from Kingco of $60,400 in 1996, $28,573 in 1997 and $24,407 for the nine months ended September 30, 1998. The Company expects to pay the principal of and interest on the Kingco loans out of the proceeds of the Offering. See "Management -- Compensation Committee Interlocks and Insider Participation."

THE KEYSTONE CREDIT FACILITY

In November 1998, Keystone made a $5,000,000 credit facility available to the Company to cover the Company's funding requirements until the closing of the Offering or in the event the Offering is not consummated. Amounts borrowed under the facility will bear interest at the rate of 10% per annum. Interest is payable on a monthly basis, commencing January 1, 1999 until May 15, 2000, at which time all principal and accrued interest thereon will be payable in full. The Company has the right to prepay all or a portion of the outstanding principal balance of the credit facility, together with accrued interest on the prepaid principal amount to the date of prepayment, at any time without premium or penalty. The Company is obligated to pay all outstanding principal and interest from any proceeds derived by the Company from an equity financing in excess of $5,000,000 and will use a portion of the proceeds of the Offering to pay any outstanding amount under this credit facility.

CLASS A AND CLASS B DEBENTURES

As of September 30, 1998, there was outstanding $56,292 of accrued but unpaid interest on the Debentures. The Company expects to make an interest payment to holders of the Debentures on January 1, 1999, the semi-annual interest payment date under the Debentures. For a description of the terms of the Debentures, see "Description of Capital Stock and Debentures."

                  DESCRIPTION OF CAPITAL STOCK AND DEBENTURES

COMMON STOCK

The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share. As of October 31, 1998, there were 3,667,548 shares of Common Stock outstanding and held of record by 23 persons. After giving effect to the conversion of an aggregate of $2,500,000 principal amount of Debentures plus accrued interest on the Debentures from January 1, 1999 through January 31, 1999 (which Debentures, if not converted, are subject to mandatory redemption by the Company upon closing of the Offering) and 21,460 shares issuable to certain creditors, there would be 9,929,947 shares of Common Stock outstanding. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, validly issued, fully paid and non-assessable.

Each share of the Common Stock has the same rights, privileges and preferences as every other share of Common Stock. Holders of the Common Stock are entitled to dividends when, as and if declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of the Common Stock are entitled, after payment or provision for payment of the debts or other liabilities of the Company, including any outstanding Debentures or other indebtedness of the Company, and subject to the prior rights of holders of any preferred stock which may then be outstanding, to share ratably in the remaining net assets of the Company. Shares of Common Stock do not possess any preemptive rights.

Holders of the Common Stock are not entitled to cumulate their votes in the election of directors and are entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of stockholders. In general, a majority vote of the stockholders present and voting at any meeting at which a quorum exists is required to approve any corporate action presented to the stockholders of the Company for a vote. Any corporate action involving the merger or consolidation of the Company, or the exchange of stock of the

Company, requires the affirmative vote of at least a majority of all shares entitled to vote on the matter.

 ____________ will serve as the transfer agent and registrar for the Common
Stock.

PREFERRED STOCK

The Company is authorized to issue 2,000,000 shares of preferred stock. The Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders unless otherwise required by law.

The Board of Directors can issue preferred stock with voting, dividend, conversion, redemption and liquidation rights which could adversely affect the rights of the holders of Common Stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company. There are no shares of preferred stock outstanding, and the Company has no present plan to issue any shares of preferred stock.

CLASS A AND CLASS B DEBENTURES

GENERAL. The Debentures are unsecured obligations of the Company in the aggregate principal amount of $2,200,000 of Class A Debentures and $300,000 of Class B Debentures. The Debentures were issued from April through September 1998 and bear interest from their respective dates of original issuance at the rate of 10% per annum. Interest is payable semi-annually in arrears on July 1 and January 1, commencing July 1, 1998. The Debentures mature on May 1, 2003 or earlier upon the closing of a public or private equity offering resulting in at least $2,500,000 of proceeds to the Company (an "Equity Offering"). Accordingly, the entire principal amount of the then outstanding Debentures, together with all accrued and unpaid interest thereon, will become due and payable on the closing date of the Offering unless a holder elects to convert his Debentures into shares of Common Stock. The Debentures may be repaid prior to maturity, at any time in whole or in part, at the Company's election, without premium or penalty; provided that the holders must be given 60 days' notice of repayment within which to exercise their conversion rights described below.

CONVERSION. The Debentures may be converted into shares of the Common Stock, in whole or in part, at the option of the holder. The Class A Debentures may be converted at any time after May 1, 1999, and prior to April 1, 2003, at the rate of $0.69 per share of Common Stock. The Class B Debentures may be converted at any time after April 1, 1999, and prior to April 1, 2003, at the rate of $0.10 per share. The Debentures can be converted into shares of Common Stock prior to their respective stated conversion dates following written notice by the Company to holders of the Debentures that the Company intends to consummate an Equity Offering. No fractional shares will be issued and no payment by the Company in lieu of fractional shares will be paid upon conversion of the Debentures.

Holders of the Debentures will be notified of the Offering and will be entitled to receive at the closing of the Offering, at the election of the holder, either
(i) a cash payment equal to the full principal amount of Debentures owned by the holder, together with all accrued interest thereon, (ii) shares of Common Stock determined on the basis of the applicable conversion rate for the principal amount of all Debentures owned by the holder plus accrued interest thereon, or
(iii) a combination of cash and shares.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

As permitted by the Delaware General Corporation Law (the "DGCL"), the Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the directors' duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) with respect to certain unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derives any improper personal benefit. In addition, the Company's Bylaws provide that the Company must indemnify any director or officer, and may indemnify any employee and other agent, to the fullest extent permitted by the DGCL, who was or is a party to any action or proceeding by reason of his or her service to the Company or to another entity at the request of the Company. The Company is required to advance expenses incurred by indemnified individuals as a result of any proceeding against them as to which they are entitled to be indemnified. The Company maintains directors' and officers' insurance against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company as described above, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted.

DELAWARE LAW

The Company is subject to the provisions of Section 203 of the DGCL. In general,
Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Generally, a "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with his affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in control of the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the public market following the Offering.

Upon completion of the Offering, and assuming conversion of the Debentures and accrued interest thereon and the issuance of 21,460 shares of Common Stock to certain creditors, the Company will have 12,929,947 shares of Common Stock outstanding (or 13,379,947 if the Underwriters' over-allotment is exercised in full). Of such shares, the 3,000,000 shares (or up to 3,450,000 shares if the Underwriters' over-allotment option is exercised in full) sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

The remaining 9,929,947 shares of Common Stock are "restricted securities" under Rule 144. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of 9,150,936 shares issued prior to completion of the Offering have agreed not to sell or otherwise dispose of any of their shares publicly for a period of 180 days after the effective date of the Offering without the prior written consent of the representative of the underwriters.

In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after the Offering, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock (approximately 129,300 shares) or the average weekly trading volume of the Common Stock as reported through the Nasdaq Stock Market during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. In addition, under Rule 144(k) of the Securities Act, a person who is not an Affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following the Offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act.

The Company has granted to Messrs. Lotman, Ginader and Pelino and Dr. Huffman, and to each of its principal stockholders who agreed to subject their shares to a lock-up agreement, the collective right, during the two year period commencing after the end of the 180-day lock-up period, to demand that the Company prepare and file, at its expense, two registration statements covering some or all of their shares, provided the aggregate offering price for the shares proposed to be sold is at least $4,000,000. In addition, such stockholders have been granted "piggyback" registration rights, permitting them to include their shares in certain future registration statements filed by the Company, subject to certain limitations.

Accordingly, 90 days after the Offering 665,402 restricted shares will be eligible for sale under Rule 144 and upon expiration of the lock-up 180 days after the Offering, 9,150,936 additional shares will be eligible for sale under Rule 144.

After consummation of the Offering, the Company intends to file a registration statement on Form S-8 covering the 1,500,000 shares of Common Stock reserved for issuance under its Stock Option Plan.

                                  UNDERWRITING

Subject to the terms and conditions of the Underwriting Agreement among the Company and the underwriters named below (the "Underwriters"), for whom Pennsylvania Merchant Group is acting as representative (the "Representative"), the underwriters have severally agreed to purchase from the Company the number of shares of Common Stock set forth opposite their names in the table below:

                     UNDERWRITERS                        NUMBER OF SHARES
                     ------------                        ----------------
Pennsylvania Merchant Group............................




                                                            ---------
     Total: ...........................................     3,000,000
                                                            =========

The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby, if they purchase any of such shares.

The Company has been advised by the Representative that the Underwriters propose initially to offer the shares of Common Stock directly to the public at the Offering Price set forth on the cover page of this Prospectus and to certain dealers (which may include underwriters) at such public Offering Price less a
concession not to exceed $          per share. The Underwriters may allow, and
such dealers may reallow, a discount not to exceed $          per share in sales
to certain other dealers. After the initial public offering, the public offering price and concessions and discounts may be changed by the Representative.

The Company has granted to the Underwriters an option, exercisable not later than 30 business days after the date of this Prospectus, to purchase up to an additional 450,000 shares of Common Stock to cover over-allotments, at the Offering Price less the underwriting discounts and commissions set forth in the table below. To the extent that the Underwriters exercise such option, each of the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above, and the Company will be obligated pursuant to the option to sell such shares to the Underwriters. The Underwriters may exercise the option only for the purposes of covering over-allotments, if any, made in connection with the distribution of the shares of Common Stock made to the public.

The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' over-allotment option:

                                                NO EXERCISE    FULL EXERCISE
                                                -----------    -------------
Per Share.....................................   $               $
     Total....................................   $               $

The Company estimates that its expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $          .

The Representative has informed the Company that the Underwriters do not intend to confirm sales of shares of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

The Company will apply to have its Common Stock listed on the Nasdaq Stock Market under the symbol "BUGS." Upon the completion of the Offering, the Company, its directors and executive officers and certain of its stockholders have agreed not to sell, offer to sell, contract to sell, pledge or otherwise dispose of any shares of Common Stock or any other security convertible into or exchangeable for, shares of Common Stock without the prior written consent of the Representative for a period of 180 days after the date of this Prospectus, except that the Company may issue options under its stock option plan and shares of Common Stock upon the exercise of options. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

Prior to the Offering there has been no public market for the Common Stock. The market prices to the public will be determined by negotiations between the Company and the Representative. Among the factors to be considered in determining such public Offering Price, in addition to prevailing market conditions, will be the Company's operations and performance, estimates of the business potential and earning prospects of the Company, an assessment of the Company's assets and management and the consideration of the above factors in relation to market valuation of companies and related businesses.

The Representative has advised the Company that pursuant to Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), certain persons participating in the Offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing bids consist of bids made for the purpose of preventing or retarding a decline in the market price of the Common Stock while the Offering is in progress. A syndicate covering transaction involves purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. A penalty bid means an arrangement which permits the Underwriters to reclaim a selling concession otherwise accruing to an Underwriter or a syndicate member in connection with the Offering when shares of Common Stock sold by such Underwriter or syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

One or more of the Underwriters have informed the Company that they currently plan to make a market in the Common Stock subsequent to the date of this Prospectus, but there can be no assurance that an active trading market will develop or continue after the Offering. See "Risk Factors -- No Prior Public Market."

                                 LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Pelino & Lentz, P.C., Philadelphia, Pennsylvania. John W. Pelino, a stockholder of Pelino & Lentz, is a director of the Company. Certain legal matters in connection with the Offering are being passed upon for the Underwriters by Cozen and O'Connor, a professional corporation, Philadelphia, Pennsylvania.

                                    EXPERTS

The financial statements as of December 31, 1997 and September 30, 1998 and for each of the two years ended December 31, 1997 and the nine month period ended September 30, 1998 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and described elsewhere in the Registration Statement, which report expresses an unqualified opinion, except for the cumulative statements of operations, cash flows and changes in stockholders' deficit for the period from March 11, 1992 (date of inception) to September 30, 1998 on which no opinion was expressed. Such report includes an explanatory paragraph referring to the Company's development stage and dependence on Keystone to continue to fund its operations, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

The Company has filed with the United States Securities and Exchange Commission (the "Commission") a registration statement on Form S-1(together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act of 1933, as amended, and the rules and regulations thereunder, for the registration of the Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted as permitted by Commission rules and regulations. For further information with respect to the Company and the Common Stock offered hereby, you should refer to the Registration Statement. Statements contained in this Prospectus as to the contents of any agreement or other document are not necessarily complete, and in each instance, reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

You may inspect a copy of the Registration Statement without charge at the principal office of the Commission in Washington, D.C. at 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain a copy of the Registration Statement at the Commission's prescribed rates from its Public Reference Section at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, you may review the Registration Statement and certain other filings made with the Commission through its Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system through the Commission's Web site located at http://www.sec.gov.

As a result of the Offering, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended. The Company will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the Commission. The Company intends to furnish its stockholders with annual reports containing financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS OF MOLECULAR CIRCUITRY, INC. (A DEVELOPMENT STAGE
ENTERPRISE)

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Balance Sheets as of December 31, 1997 and September 30,
  1998......................................................   F-3
Statements of Operations for the Years Ended December 31,
  1996 and 1997 and Nine Month Periods Ended September 30,
  1997 (Unaudited) and 1998 and Cumulative Totals Since Date
  of Inception (Unaudited)..................................   F-4
Statements of Changes in Stockholders' Equity (Deficit) from
  Inception (March 11, 1992) to September 30, 1998..........   F-5
Statements of Cash Flows for the Years Ended December 31,
  1996 and 1997 and the Nine Month Periods Ended September
  30, 1997 (Unaudited) and 1998 and Cumulative Totals Since
  Date of Inception (Unaudited).............................   F-7
Notes to Financial Statements...............................   F-9

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Molecular Circuitry, Inc.
Scranton, Pennsylvania

We have audited the accompanying balance sheets of Molecular Circuitry, Inc. (the "Company") (a development stage enterprise) as of December 31, 1997 and September 30, 1998, and the related statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 1996 and 1997, and the nine months ended September 30, 1998. We were engaged to audit the cumulative statements of operations, changes in stockholders' deficit and cash flows for the period from March 11, 1992 (date of inception) to September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

Except as discussed in the following paragraph, we conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Because of the absence of significant accounting records of the Company for periods prior to 1996, it was not practicable to extend our auditing procedures to enable us to form an opinion on the accompanying cumulative statements of operations, changes in stockholders' deficit and cash flows.

In our opinion, such 1996, 1997 and 1998 financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and September 30, 1998, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997, and the nine months ended September 30, 1998, in conformity with generally accepted accounting principles. Because of the matter discussed in the preceding paragraph, the scope of our work was not sufficient to enable us to express, and we do not express, an opinion on the cumulative results of operations, changes in stockholders' deficit and cash flows for the period from March 11, 1992 (date of inception) to September 30, 1998.

The Company emerged from bankruptcy on February 7, 1997 and is in the development stage at September 30, 1998. As discussed in Note 2 to the financial statements, successful completion of the Company's development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure. A principal shareholder of the Company has agreed to provide a $5,000,000 revolving line of credit to the Company through May 15, 2000 in order that the Company may continue to fund its operations.

November 20, 1998
Philadelphia, Pennsylvania

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1997            1998
                                                     ------------    -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................  $    13,558     $    237,804
                                                     -----------     ------------
          Total current assets.....................       13,558          237,804
                                                     -----------     ------------
PROPERTY AND EQUIPMENT -- net......................       63,897          232,539
                                                     -----------     ------------
OTHER ASSETS:
  Patents -- net...................................      293,779          322,326
  Security deposit.................................        1,054
                                                     -----------     ------------
          Total other assets.......................      294,833          322,326
                                                     -----------     ------------
TOTAL ASSETS.......................................  $   372,288     $    792,669
                                                     ===========     ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Accounts payable:
     Related parties...............................  $   196,028     $    593,293
     Trade.........................................      137,091          216,786
  Accrued expenses:
     Related parties...............................       63,219          179,350
     Other.........................................           --          209,453
                                                     -----------     ------------
          Total current liabilities................      396,338        1,198,882
                                                     -----------     ------------
LONG-TERM LIABILITIES:
  Notes payable to Affiliates......................    1,335,431          325,431
  Convertible subordinated debentures to
     stockholders ($2,500,000 net of $563,148
     beneficial conversion feature)................                     1,936,852
  Debenture arising from reorganization............      500,000          500,000
                                                     -----------     ------------
          Total long-term liabilities..............    1,835,431        2,762,283
                                                     -----------     ------------
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS' DEFICIT
  Common stock, $.01 par value, 50,000,000 shares
     authorized 3,625,402 and 3,667,548 shares
     issued and outstanding, respectively..........       36,254           36,675
  Additional paid-in capital.......................    2,127,775       12,154,244
  Unearned compensation related to stock options...                    (6,726,063)
  Deficit accumulated during development stage.....   (4,023,510)      (8,633,352)
                                                     -----------     ------------
          Total stockholders' deficit..............   (1,859,481)      (3,168,496)
                                                     -----------     ------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT........  $   372,288     $    792,669
                                                     ===========     ============

See notes to financial statements.

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS

                                                                 NINE MONTHS     NINE MONTHS     CUMULATIVE
                                     YEAR ENDED DECEMBER 31,        ENDED           ENDED       TOTALS SINCE
                                    -------------------------   SEPTEMBER 30,   SEPTEMBER 30,     DATE OF
                                       1996          1997           1997            1998         INCEPTION
                                    -----------   -----------   -------------   -------------   ------------
                                                                 (UNAUDITED)                    (UNAUDITED)
SALES.............................                                                              $    404,846
COST OF SALES.....................                                                                   387,150
                                                                                                ------------
GROSS PROFIT......................                                                                    17,696
                                                                                                ------------
COSTS AND EXPENSES:
  Engineering, research and
     development..................  $   550,624   $ 1,627,251    $ 1,066,321    $  1,001,958       7,123,555
  Compensation related to stock
     options......................                                                 2,191,937       2,191,937
  General and administrative......      309,848       392,364        262,226         690,511       2,661,296
  Interest expense................       60,400       563,649        530,415         696,104       1,566,564
  Depreciation and amortization...        5,528        38,846         27,129          29,332          85,734
  Write-off of impaired assets....      278,670                                                      278,670
                                    -----------   -----------    -----------    ------------    ------------
          Total expenses..........    1,205,070     2,622,110      1,886,091       4,609,842      13,907,756
                                    -----------   -----------    -----------    ------------    ------------
LOSS BEFORE EXTRAORDINARY ITEM....   (1,205,070)   (2,622,110)    (1,886,091)     (4,609,842)    (13,890,060)
EXTRAORDINARY ITEM:
  Gain on forgiveness of debt (see
     Note 3)......................                  1,832,708      1,832,708                       1,832,708
                                    -----------   -----------    -----------    ------------    ------------
NET LOSS..........................  $(1,205,070)  $  (789,402)   $   (53,383)   $ (4,609,842)   $(12,057,352)
                                    ===========   ===========    ===========    ============    ============
BASIC AND DILUTED NET LOSS PER
  SHARE BEFORE EXTRAORDINARY
  ITEM............................  $     (0.11)  $     (0.61)   $     (0.41)   $      (1.26)
EXTRAORDINARY ITEM................           --          0.43           0.40              --
                                    -----------   -----------    -----------    ------------
BASIC AND DILUTED NET LOSS PER
  SHARE AFTER EXTRAORDINARY
  ITEM............................  $     (0.11)  $     (0.18)   $     (0.01)   $      (1.26)
                                    ===========   ===========    ===========    ============
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING..............   10,578,875     4,306,061      4,535,441       3,665,740
                                    ===========   ===========    ===========    ============

See notes to financial statements.

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
             FROM INCEPTION (MARCH 11, 1992) TO SEPTEMBER 30, 1998

                                                                                   DEFICIT
                                                                   UNEARNED      ACCUMULATED
                               COMMON STOCK        ADDITIONAL    COMPENSATION       DURING
                           ---------------------     PAID-IN      RELATED TO     DEVELOPMENT
                             SHARES      AMOUNT      CAPITAL     STOCK OPTIONS      STAGE          TOTAL
                           -----------   -------   -----------   -------------   ------------   ------------
BALANCE, MARCH 11, 1992
  (UNAUDITED)............           --   $    --   $        --                   $         --   $         --
  Sale of common stock
     (Unaudited).........    4,850,000       500                                                         500
                           -----------   -------                                                ------------
BALANCE,
  DECEMBER 31, 1992
  (UNAUDITED)............    4,850,000       500                                                         500
  Net loss (Unaudited)...                                                            (929,152)      (929,152)
                           -----------   -------                                 ------------   ------------
BALANCE,
  DECEMBER 31, 1993
  (UNAUDITED)............    4,850,000       500                                     (929,152)      (928,652)
  Net loss (Unaudited)...                                                          (1,726,090)    (1,726,090)
  Sale of common stock
     (Unaudited).........    5,048,750       520     2,490,980                                     2,491,500
                           -----------   -------   -----------    -----------    ------------   ------------
BALANCE,
  DECEMBER 31, 1994
  (UNAUDITED)............    9,898,750     1,020     2,490,980                     (2,655,242)      (163,242)
  Net loss (Unaudited)...                                                          (2,797,796)    (2,797,796)
  Sale of common stock
     (Unaudited).........      680,125        70       931,930                                       932,000
                           -----------   -------   -----------    -----------    ------------   ------------
BALANCE,
  DECEMBER 31, 1995
  (UNAUDITED)............   10,578,875     1,090     3,422,910                     (5,453,038)    (2,029,038)
  Net loss...............                                                          (1,205,070)    (1,205,070)
                           -----------   -------   -----------    -----------    ------------   ------------

(CONTINUED)

                                                                                   DEFICIT
                                                                   UNEARNED      ACCUMULATED
                               COMMON STOCK        ADDITIONAL    COMPENSATION       DURING
                           ---------------------     PAID-IN      RELATED TO     DEVELOPMENT
                             SHARES      AMOUNT      CAPITAL     STOCK OPTIONS      STAGE          TOTAL
                           -----------   -------   -----------   -------------   ------------   ------------
BALANCE,
  DECEMBER 31, 1996......   10,578,875     1,090     3,422,910                     (6,658,108)    (3,234,108)
  Net loss...............                                                            (789,402)      (789,402)
  Cancellation of common
     stock in
     bankruptcy..........  (10,578,875)   (1,090)   (3,422,910)                     3,424,000             --
  Sale of common stock...    2,413,350    24,133     1,633,559                                     1,657,692
  Issuance of warrants...                              486,000                                       486,000
  Exercise of warrants...    1,200,000    12,000                                                      12,000
  Issuance of common
     stock to creditors
     in lieu of cash
     distributions.......        2,052        21         1,416                                         1,437
  Issuance of common
     stock for services
     rendered............       10,000       100         6,800                                         6,900
                           -----------   -------   -----------    -----------    ------------   ------------
BALANCE, DECEMBER 31,
  1997...................    3,625,402    36,254     2,127,775                     (4,023,510)    (1,859,481)
  Issuance of common
     stock for services
     rendered............       40,000       400        27,178                                        27,578
  Issuance of common
     stock to creditors
     in lieu of cash
     distributions.......        2,146        21         1,481                                         1,502
  Net loss...............                                                          (4,609,842)    (4,609,842)
  Effect of beneficial
     conversion feature
     of subordinated
     debentures..........                            1,079,810                                     1,079,810
  Issuance of options to
     directors and
     employees...........                            8,918,000     (6,726,063)                     2,191,937
                           -----------   -------   -----------    -----------    ------------   ------------
BALANCE, SEPTEMBER 30,
  1998...................    3,667,548   $36,675   $12,154,244    $(6,726,063)   $ (8,633,352)  $ (3,168,496)
                           ===========   =======   ===========    ===========    ============   ============

See notes to financial statements.

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                  YEAR ENDED                  NINE MONTHS ENDED
                                          ---------------------------   -----------------------------    CUMULATIVE
                                          DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,   TOTALS SINCE
                                              1996           1997           1997            1998         INCEPTION
                                          ------------   ------------   -------------   -------------   ------------
                                                                         (UNAUDITED)                    (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss..............................  $(1,205,070)   $  (789,402)    $   (53,383)   $ (4,609,842)   $(12,057,352)
  Adjustments to reconcile net loss to
    net cash (used in) operating
    activities:
    Depreciation and amortization.......        5,528         38,846          27,129          29,332          85,734
    Loss on sale or abandonment of
       equipment........................                                                       2,976           2,976
    Write-off of impaired assets........      278,670                                                        278,670
    Gain on forgiveness of debt.........                  (1,832,708)     (1,832,708)                     (1,832,708)
    Fair value of warrants issued in
       excess of cash received..........                     486,000         486,000                         486,000
    Common stock issued to creditors in
       lieu of cash distributions.......                       1,437           1,437           1,502           2,939
    Common stock issued for services
       provided.........................                       6,900           6,900          27,578          34,478
    Issuance of stock options...........                                                   2,191,937       2,191,937
    Interest expense relating to the
       beneficial conversion feature of
       the Series A and B Subordinated
       Debentures.......................                                                     516,662         516,662
    Changes in assets and liabilities:
       (Increase) decrease in:
         Accounts receivable............                      75,000          75,000
         Other assets...................                       8,946           8,946           1,054        (275,538)
         Accounts payable -- trade......       42,112       (255,021)       (376,512)         79,695       2,135,156
         Accounts payable -- related
           parties......................                     196,028          73,528         397,265         593,293
         Accrued expenses -- other......          777           (777)           (777)        209,453         257,791
         Accrued expenses -- related
           parties......................       31,000         32,219          91,431         116,131         179,350
                                          -----------    -----------     -----------    ------------    ------------
         Net cash used in operating
           activities...................     (846,983)    (2,032,532)     (1,493,009)     (1,036,257)     (7,400,612)
                                          -----------    -----------     -----------    ------------    ------------

(CONTINUED)

                                                  YEAR ENDED                  NINE MONTHS ENDED
                                          ---------------------------   -----------------------------    CUMULATIVE
                                          DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,   TOTALS SINCE
                                              1996           1997           1997            1998         INCEPTION
                                          ------------   ------------   -------------   -------------   ------------
                                                                         (UNAUDITED)                    (UNAUDITED)
INVESTING ACTIVITIES:
  Patent costs..........................      (30,000)                                       (50,000)       (350,000)
  Purchase of property and equipment....      (62,084)       (19,966)        (19,075)       (182,747)       (299,957)
  Proceeds from the sale of assets......                                                       3,250           3,250
                                          -----------    -----------     -----------    ------------    ------------
         Net cash used in investing
           activities...................      (92,084)       (19,966)        (19,075)       (229,497)       (646,707)
                                          -----------    -----------     -----------    ------------    ------------
FINANCING ACTIVITIES:
  Issuance of common stock..............                   1,657,692       1,657,692                       5,081,692
  Exercise of warrants..................                      12,000          12,000                          12,000
  Increase (decrease) in notes payable
    to Affiliates.......................      955,431        380,000        (130,000)      1,209,367       2,910,798
  Issuance of subordinated debentures...                                                     280,633         280,633
                                          -----------    -----------     -----------    ------------    ------------
         Net cash provided by financing
           activities...................      955,431      2,049,692       1,539,692       1,490,000       8,285,123
                                          -----------    -----------     -----------    ------------    ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................       16,364         (2,806)         27,608         224,246         237,804
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD................................           --         16,364          16,364          13,558              --
                                          -----------    -----------     -----------    ------------    ------------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD................................  $    16,364    $    13,558     $    43,972    $    237,804    $    237,804
                                          ===========    ===========     ===========    ============    ============
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Issuance of debenture arising from
    reorganization......................                 $   500,000     $   500,000                    $    500,000
                                                         ===========     ===========                    ============
  Effect of beneficial conversion
    feature.............................                                                $  1,079,810    $  1,079,810
                                                                                        ============    ============
  Conversion of note payable into
    subordinated debentures.............                                                $  2,219,367    $  2,219,367
                                                                                        ============    ============
  Cash paid for interest................  $    29,400    $    38,627     $    32,377    $     62,885    $    188,480
                                          ===========    ===========     ===========    ============    ============

See notes to financial statements.

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997
          AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
       AND 1998 AND CUMULATIVE TOTALS SINCE DATE OF INCEPTION (UNAUDITED)

1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Company was incorporated on March 11, 1992 as Crystal Medical Products, Inc. ("Crystal"), an Illinois corporation (see Note 3 regarding the reorganization of Crystal). On October 16, 1998, Crystal was merged into its wholly-owned Delaware subsidiary, Molecular Circuitry, Inc. (hereinafter referred to as the "Company"). The Company is a development stage enterprise which was initially formed to finance research and development in medical science. In 1994, the Company began to develop an instrument to detect harmful bacteria, or pathogens, in meat, poultry, dairy and other food products.

FISCAL YEAR -- The Company's fiscal year ends on December 31. The statement of operations and cash flows for the nine months ended September 30, 1997 are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) considered necessary to present fairly the results of operations and cash flows for the nine months ended September 30, 1997 have been made.

USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS -- For purposes of the statements of cash flows, cash consists principally of unrestricted cash on deposit, and short-term money market funds. The Company considers all highly liquid investments with an original maturity of less than three months to be cash equivalents.

PROPERTY AND EQUIPMENT -- Property and equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of five to seven years.

PATENTS -- Payments to obtain and secure patents (see Note 5) are capitalized and amortized using the straight-line method over the remaining life of the patent. In the event changes in technology or other circumstances impair the value or life of the patent, appropriate adjustment in the asset value and period of amortization will be made.

INCOME TAXES -- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under the liability method prescribed by SFAS No. 109, a deferred tax asset or liability is determined based on the differences between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

RESEARCH AND DEVELOPMENT COSTS -- Research and development expenditures are expensed as incurred.

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

LOSS PER COMMON SHARE -- The Company has presented net loss per common share pursuant to SFAS No. 128, Earnings Per Share. Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. The shares issuable upon conversion of subordinated debentures and the exercise of options have been excluded since the assumed conversion would be antidilutive due to net losses for all periods presented.

The following table summarizes those securities that could potentially dilute loss (earnings) for common stockholders per common share in the future that were not included in determining loss for common stockholders per common share as the effect was antidilutive.

                                        DECEMBER 31,              SEPTEMBER 30,
                                    ---------------------   -------------------------
                                       1996        1997        1997          1998
                                    -----------   -------   -----------   -----------
                                                            (UNAUDITED)
Potential common shares resulting
  from:
  Shares issuable to creditors in
     bankruptcy...................           --    19,343      18,630          21,460
  Stock options...................           --        --          --         910,000
  Convertible subordinated debt...           --        --          --       6,188,394
                                    -----------   -------     -------     -----------
                                             --    19,343      18,630       7,119,854
                                    ===========   =======     =======     ===========

STOCK-BASED COMPENSATION -- SFAS No. 123, Accounting for Stock-Based Compensation encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS No. 123. Compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount employees and directors must pay to acquire the stock (see Note 9).

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which are both effective for fiscal years beginning after December 15, 1997. Components of comprehensive income for the Company include such items as net income and foreign currency translation. Net income and comprehensive income were the same for the nine months ended September 30, 1998. SFAS No. 131 requires segments to be determined based on how management measures performance and makes decisions about allocating resources. The Company adopted the standards in fiscal 1998. Neither statement had a material effect on the Company's financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

recognize all derivatives as either assets or liabilities in the statement of financial position and measure those statements at fair value. This statement is effective for fiscal years beginning after June 15, 1999, although early adoption is encouraged. The Company does not anticipate that the adoption of SFAS No. 133 will have a significant impact on its financial position or results of operations.

In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities, which provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The application of SOP 98-5 did not have an impact on the financial condition or results of operations of the Company.

2.  OPERATIONS AND FINANCING

The Company has been in the development stage since its inception in 1992, and has incurred significant losses from operations. Successful completion of the Company's development program, and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure. Keystone Foods Corporation ("Keystone") is a principal shareholder of the Company and has provided the Company with financial and administrative support.

On November 5, 1998 Keystone made a $5,000,000 credit facility (the "Keystone Credit Facility") available to the Company, payable interest only until maturity at an annual rate of 10%. This line will continue until the earlier of May 15, 2000 or such time as the Company closes an equity financing of $5,000,000 or more. The Company will need additional financing to achieve its product development goals and is in the process of raising equity (see Note 12). However, management believes that the Keystone Credit Facility will allow the Company to continue its operations through May 15, 2000.

3.  REORGANIZATION

On May 24, 1996, the Company voluntarily filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code (Chapter 11).

Liabilities subject to compromise as of December 31, 1996 consisted of the following:

Priority claims....................................  $   66,261
Unsecured claims...................................   2,616,447
                                                     ----------
Total claims.......................................  $2,682,708
                                                     ==========

On February 5, 1997, the bankruptcy court confirmed the plan of reorganization (the "Reorganization Plan") of the Company and the Reorganization Plan became effective. The Company was discharged from liability in all prepetition claims filed by the creditors in exchange for (i) the Company's cash payment of $350,000 to a Creditors' Committee, (ii) a $500,000 debenture issued to the Creditors' Committee, and (iii) the assignment of the Company's pre-petition claims and causes of action against third parties. A final decree will

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

not be issued until the obligation under the debenture is satisfied and all Creditors' Committee claims against third parties are resolved.

Under the Reorganization Plan, the Company, under new management, retained its patents and other rights relating to the food testing technology, subject to a claim by one of the original investors of the technology, which claim has since been settled for a $50,000 cash payment in 1998. Pursuant to the Reorganization Plan, all shares of Crystal common stock were canceled and those shareholders were given the right to subscribe for new shares at $.69 per share. There were 2,413,350 new shares issued, including 1,750,000 shares issued to the four members of Kingco, LLC, a limited liability company ("Kingco") formed by certain original shareholders who loaned the Company $1,200,000 prior to the bankruptcy filing. The patents and technology secured the loan. The members also received warrants to purchase 1,200,000 shares of common stock of the Company at $.01 per share. The warrants were exercised in 1997.

Upon emergence from its Chapter 11 proceedings, the Company adopted the provisions of SOP No. 90-7, Financial Reporting of Entities in Reorganization Under the Bankruptcy Code, as promulgated by the American Institute of Certified Public Accountants. The effect of the Reorganization Plan on the Company's unaudited balance sheet at February 5, 1997 was as follows:

                                        PREDECESSOR                   REORGANIZED
                                        FEBRUARY 5,       DEBT          BALANCE
                                           1997         DISCHARGE        SHEET
                                        -----------    -----------    -----------
Cash..................................  $   322,478    $  (320,000)   $     2,478
Accounts receivable...................       75,000                        75,000
Net property and equipment............       56,556                        56,556
Patents...............................      300,000                       300,000
Deposit with Creditors' Committee.....       30,000        (30,000)
                                        -----------    -----------    -----------
                                        $   784,034    $  (350,000)   $   434,034
                                        ===========    ===========    ===========
Accrued expenses......................  $     1,570                   $     1,570
Notes payable-secured by patents......    1,325,431                     1,325,431
Liabilities subject to compromise.....    2,682,708    $(2,682,708)
Debenture payable.....................                     500,000        500,000
Capital stock -- old..................    3,424,000     (3,424,000)
Retained earnings.....................   (6,649,675)     5,256,708     (1,392,967)
                                        -----------    -----------    -----------
                                        $   784,034    $  (350,000)   $   434,034
                                        ===========    ===========    ===========

In connection with the emergence, the Company recorded a gain on the forgiveness of debt in the amount of $1,832,708. The results of operations and cash flows for 1997 include the Company's emergence from Chapter 11 proceedings.

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  PROPERTY AND EQUIPMENT

Property and equipment at December 31, 1997 and September 30, 1998, consist of the following:

                                              DECEMBER 31,    SEPTEMBER 30,
                                                  1997            1998
                                              ------------    -------------
Research equipment..........................    $50,218         $ 67,465
Furniture and fixtures......................     31,832           31,832
Production equipment........................                     158,280
                                                -------         --------
     Subtotal...............................     82,050          257,577
Less accumulated depreciation and
  amortization..............................     18,153           25,038
                                                -------         --------
Property and equipment -- net...............    $63,897         $232,539
                                                =======         ========

5.  PATENTS

Patents at December 31, 1997 and September 30, 1998, consist of the following:

                                              DECEMBER 31,    SEPTEMBER 30,
                                                  1997            1998
                                              ------------    -------------
Patent costs................................    $300,000        $350,000
Less accumulated amortization...............       6,221          27,674
                                                --------        --------
Patents -- net..............................    $293,779        $322,326
                                                ========        ========

6.  NOTES AND DEBENTURES PAYABLE

NOTES PAYABLE TO AFFILIATES -- Following the Company's bankruptcy reorganization, Keystone, acting through Kingco, provided a credit facility to the Company in an aggregate amount of $2,500,000 (the "Notes Payable to Affiliates"). As of December 31, 1997, the amount borrowed under this facility totalled $1,335,431. Borrowings accrued interest at a rate of 10% annually. Both Kingco and Keystone advanced other funds to the Company between February and December 1997. Interest expense related to this facility and these advances for the year ended December 31, 1997 and the nine month periods ended September 30, 1997 and 1998 totalled $55,740, $29,227 (unaudited) and $66,497, respectively.

Kingco's obligation to extend additional loans to the Company under the borrowing facility terminated in September 1998, at which time there was an aggregate balance on the Notes Payable to Affiliates of $325,431.

CONVERTIBLE SUBORDINATED DEBENTURES -- On April 6, 1998, the Company offered $2,200,000 principal amount of Class A Convertible Subordinated Debentures and $300,000 principal amount of Class B Convertible Subordinated Debentures (collectively, the "Subordinated Debentures") to its stockholders. Stockholders who elected to subscribe to the Subordinated Debentures were required to purchase a proportionate share of both Class A and B Subordinated Debentures. Kingco converted the entire principal amount of borrowings under

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the credit facility, $2,219,367, to Class A and Class B Subordinated Debentures. Since funds advanced under the credit facility by Kingco to the Company were provided to Kingco by Keystone, the other three members of Kingco assigned to Keystone all of their rights with respect to the Subordinated Debentures. As a result, Keystone holds $1,953,043 of the Class A Subordinated Debentures and $266,324 of Class B Subordinated Debentures. Interest on the Subordinated Debentures is paid in cash at an annual rate of 10% semiannually through maturity. The Subordinated Debentures are unsecured and subordinated in right of payment to the Company's obligations to secured creditors.

Class A Debentures -- Maturity is the earlier of May 1, 2003 or the closing of an equity offering resulting in proceeds to the Company of at least $2,500,000. Class A Debentures are convertible any time after May 1, 1999, but before April 1, 2003 or upon notice that the Company intends to close an equity offering, at the rate of one share of common stock for each $.69 principal amount of the Class A Debentures and accrued interest, if any, at the time of conversion. No fractional shares will be issued and no payment by the Company in lieu of fractional shares will be made upon conversion.

Class B Debentures -- Maturity is the earlier of May 1, 2003 or the closing of an equity offering by the Company of at least $2,500,000. Class B Debentures are convertible from May 1, 1999 to April 1, 2003 or upon notice that the Company intends to close an equity offering, at the rate of one share of common stock for each $.10 face amount of the Class B Debentures and accrued interest, if any, at the time of conversion. No fractional shares will be issued and no payment by the Company in lieu of fractional shares will be made upon conversion.

The conversion price of the Subordinated Debentures represented a discount from the estimated fair price of the Company's common stock at the time of issuance. As a result, the Company recorded $1,079,810 for the intrinsic value of this "beneficial conversion feature". The effect of the beneficial conversion feature is being accreted from the date of issuance to the earliest date which such shares are convertible. As of September 30, 1998, $516,662 has been charged to interest expense and the remaining $563,148 has been reflected as a reduction of the balance of the Subordinated Debentures. Interest expense for the Subordinated Debentures for the nine months ended September 30, 1998 totalled $610,840 (including $516,662 of interest related to the beneficial conversion feature).

DEBENTURE ARISING FROM REORGANIZATION -- In connection with its Reorganization Plan, the Company issued a $500,000 debenture on February 19, 1997 to the Creditors' Committee (the "Creditors' Debenture"). The Creditors' Debenture accrues interest at 5% annually and is payable quarterly. The entire principal amount and all accrued interest is due and payable on February 19, 2001. The Creditors' Debenture is subordinated to working capital lines of credit and ordinary trade creditors' claims. Interest expense related to the Creditors' Debenture for the year ended December 31, 1997 and the nine month periods ended September 30, 1997 and 1998 totalled $21,490, $15,240 (unaudited) and $18,750, respectively.

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The aggregate contractual amount of required payments on long-term debt is as follows:

1999...............................................  $       --
2000...............................................     325,431
2001...............................................     500,000
2002...............................................          --
2003...............................................   2,500,000
                                                     ----------
                                                     $3,325,431
                                                     ==========

7.  FINANCIAL INSTRUMENTS

Financial instruments include cash and cash equivalents, other assets, accounts payable, notes and debentures payable and convertible debentures. With the exception of the debt instruments, management believes that the amounts reported for financial instruments are reasonable approximations of their fair values due to their short-term nature. Because of the related party nature of the debt instruments and the circumstances under which they arose (see Note 6), it is not practicable to estimate the fair value of these financial instruments due to a lack of existing comparable financial instruments.

8.  INCOME TAXES

Deferred income taxes reflect the net effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal temporary difference arises from the net operating loss carryforwards and results in a deferred tax asset of approximately $1,178,000 and $1,824,000 at December 31, 1997 and September 30, 1998, respectively.

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has determined, based on its recurring net losses, and its being a development stage enterprise, that a full valuation allowance is appropriate at December 31, 1997 and September 30, 1998.

As of September 30, 1998, the Company had federal net operating loss carryforwards of approximately $5,364,000. The net operating loss carryforwards will expire at various dates through 2018, if not utilized.

9.  CAPITAL STOCK

PREFERRED STOCK -- The Company is authorized to issue 2,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding.

COMMON STOCK -- The Company is authorized to issue 50,000,000 shares of common stock, par value $.01 per share.

As more fully described in Note 3, as part of the Reorganization Plan, the Company issued 2,413,350 shares of new common stock to old stockholders that subscribed and paid $.69 per share for the new stock; all previously issued stock was canceled. In conjunction with the Reorganization Plan, 1,200,000 shares were issued upon the exercise of 1,200,000 warrants at

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

$.01 per share. Additionally, in 1997 the Company issued 2,052 shares to creditors that elected to receive shares of stock in lieu of certain cash distributions and 10,000 shares were issued under an employment agreement. In 1998, an additional 2,146 shares were issued to creditors in lieu of cash distributions and 40,000 shares were issued under a consulting agreement. The Company will issue 21,460 additional shares to creditors in the reorganization who have elected to receive shares rather than cash distributions.

The Class A Debentures are convertible into 3,188,403 shares of common stock (at a rate of $.69 per share). The Class B Debentures are convertible into 2,999,991 shares of common stock (at a rate of $.10 per share). Any accrued interest on the Subordinated Debentures is also convertible into shares of common stock at the same conversion rates; interest accrues in an amount equal to 1,695 shares per day.

STOCK OPTION PLAN -- The Company has a Stock Option Plan (the "Option Plan") for officers and key employees which is administered by the Company's Board of Directors. Under the Plan, options have been granted to employees to purchase 750,000 shares of common stock at a price of $1.00 per share. The options vest over a period of five to six years and expire ten years from the date of grant. Up to 750,000 additional shares of common stock are reserved for issuance under the Option Plan. Additional options to purchase an aggregate of 160,000 shares have been granted to certain of the Company's directors at a price of $1.00 per share and expire five years from the date of grant. The issuance of the 910,000 options in 1998 resulted in an increase to additional paid-in capital of $8,918,000 and a charge to compensation expense of $2,191,937 in the nine months ended September 30, 1998. The remaining unearned compensation of $6,726,063 has been recorded as an increase in stockholders' deficit and will be charged to expense over the service period to which the options relate. The following table summarizes stock option activity:

                                                                 WEIGHTED
                                                                 AVERAGE
                                                     NUMBER      EXERCISE
                                                    OF SHARES     PRICE
                                                    ---------    --------
Outstanding at January 1, 1998....................        --         --
  Granted.........................................   910,000      $1.00
  Exercised.......................................        --         --
                                                     -------      -----
Outstanding at September 30, 1998.................   910,000      $1.00
                                                     =======      =====
Options exercisable at September 30, 1998.........   160,000      $1.00
                                                     =======      =====

The weighted average fair value of options granted during 1998 was $11.22 per share on the date of grant. The fair value of each option on the date of grant was estimated using the Black-Scholes option pricing model with expected lives of two, five and six years. The risk-free interest rate and expected volatility used in this calculation was 5.2% and 50%, respectively. No dividend yield is expected, and therefore, was not included in the computation.

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Had compensation cost for the options been determined consistent with SFAS No. 123, the Company's net loss would have been increased by $317,000 and the loss per share would have been antidilutive for the nine months ended September 30, 1998.

10.  RELATED PARTY TRANSACTIONS

The Company is obligated to Keystone for administrative services and expenses incurred (including management, finance, human resources, benefits, scientific, laboratory and insurance personnel) performed during the year ended December 31, 1997 and the nine months ended September 30, 1998. At September 30, 1998, there was a balance of $389,483 due to Keystone, as well as interest due on temporary cash advances. The Company is also obligated to Keystone under a month-to-month lease for laboratory space. Effective October 1, 1998, the Company has entered into an administrative services agreement with Keystone at the rate of $20,000 per month for personnel and $1,200 per month for space and utilities. These fees are intended to be based on Keystone's cost of supplying such services and space.

Certain officers, directors and shareholders of the Company have provided services as consultants prior to becoming officers of the Company. The Company also has a monthly consulting agreement with a current director. Certain directors of the Company are members of firms that have provided legal and accounting services to the Company. The following schedule shows amounts included in operations that the Company has incurred in related party transactions.

                                           YEAR ENDED            NINE MONTHS ENDED
                                          DECEMBER 31,             SEPTEMBER 30,
                                      --------------------    -----------------------
                                        1996        1997         1997          1998
                                      --------    --------    -----------    --------
                                                              (UNAUDITED)
Keystone:
  General and administrative
     expense........................  $ 16,000    $ 96,028     $ 68,528      $293,455
  Interest..........................                27,167        8,245       123,916
  Lease payments....................                                           10,000
                                      --------    --------     --------      --------
          Subtotal..................    16,000     123,195       76,773       427,371
                                      --------    --------     --------      --------
Kingco:
  Interest..........................    60,400      28,573       20,982        24,407
                                      --------    --------     --------      --------
Officers and Directors:
  Consulting fees...................    54,000     128,400      118,000       177,500
  Legal services....................               175,000       75,000       103,810
  Accounting services...............     6,000      42,754       30,750        38,955
                                      --------    --------     --------      --------
          Subtotal..................    60,000     346,154      223,750       320,265
                                      --------    --------     --------      --------
TOTAL...............................  $136,400    $497,922     $321,505      $772,043
                                      ========    ========     ========      ========

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The balances due to related parties at December 31, 1997 and September 30, 1998 were included in the accompanying balance sheets as follows:

                                                      DECEMBER 31,    SEPTEMBER 30,
                                                          1997            1998
                                                      ------------    -------------
Keystone:
  General and administrative expenses...............    $ 96,028        $389,483
Officers and Directors:
  Legal services....................................     100,000         203,810
                                                        --------        --------
Accounts payable -- related parties.................    $196,028        $593,293
                                                        ========        ========
Keystone:
  Interest..........................................    $ 27,167        $118,817
Kingco:
  Interest..........................................      36,052          60,533
                                                        --------        --------
Accrued expenses -- related parties.................    $ 63,219        $179,350
                                                        ========        ========

11.  COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS -- The Company has entered into employment agreements with two key officers and employees effective September 1, 1998, for a term of five years. Such agreements provide for minimum salary levels as well as incentive bonuses, as determined by the Board of Directors. Signing bonuses aggregating $150,000 have been included in general and administrative expenses in the accompanying statement of operations for the nine month period ended September 30, 1998. The aggregate commitment for future salaries at September 30, 1998, excluding bonuses, was approximately $1,500,000.

PRODUCT DEVELOPMENT AGREEMENT -- The Company entered into an engineering agreement for the development of a prototype instrument and test cartridges in July 1997, in the amount of $1,130,081, plus the cost of material and expenses. As of September 30, 1998, $1,060,178 of the contract has been paid. At September 30, 1998, the Company had obligations to an engineering consultant in the amount of $75,600, regarding the transfer to manufacturing process.

CONSULTING AGREEMENT -- The Company is obligated under an oral consulting agreement with a director (see Note 10) to pay $5,000 a month.

12.  SUBSEQUENT EVENTS

MARKETING AND DISTRIBUTION -- On October 12, 1998 the Company entered into a three year agreement (the "Marketing Agreement") with an unrelated laboratory equipment distributor to market and distribute the Company's instruments and test kits on a worldwide basis. The distributor will be the sole purchaser and reseller of the Company's products. The Marketing Agreement provides for the semi-annual establishment of sales goals and the Company has

                           MOLECULAR CIRCUITRY, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

the right to terminate the agreement if certain goals are not met. The sales goals and financial terms have not yet been finalized.

KEYSTONE CREDIT FACILITY -- On November 5, 1998, Keystone made a $5,000,000 credit facility available to the Company, payable interest only commencing January 1, 1999 until maturity at an annual rate of 10%. This line will continue until the earlier of May 15, 2000 or such time as the Company closes an equity financing of $5,000,000 or more. On November 20, 1998, the Company borrowed $150,000 under the credit facility.

INITIAL PUBLIC OFFERING -- The Company and representatives of underwriters are preparing to sell shares of the Company's common stock in an initial public offering. The proceeds of the offering are currently anticipated to be used to repay existing indebtedness, fund research and development activities, renovate and equip an administrative and production facility and for working capital and other general corporate purposes.

                                  * * * * * *

------------------------------------------------------
------------------------------------------------------

  PROSPECTIVE INVESTORS MAY RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER MOLECULAR CIRCUITRY, INC. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

  UNTIL              , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THE OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------
                                3,000,000 SHARES

                           MOLECULAR CIRCUITRY, INC.

                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------
                                           , 1999

                          PENNSYLVANIA MERCHANT GROUP
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the shares of Common Stock being registered, all of which are being borne by the
Registrant:

                                                               AMOUNT
                                                             ----------
SEC Registration fee.......................................  $12,468.30
NASD Filing Fee............................................    4,985.00
Transfer agent fees and registrar's fees*..................
Printing and engraving*....................................
Legal fees and expenses*...................................
Blue Sky fees and expenses*................................
Nasdaq listing fee*........................................  $86,000.00
Accounting fees and expenses*..............................
Miscellaneous*.............................................
     Total*................................................  $
                                                             ==========

-------------------------

* Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant's Bylaws state that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Registrant, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee, or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law (the "DGCL") as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Registrant is not obligated to indemnify any such person: (i) with respect to proceedings, claims or actions initiated or brought voluntarily without the authorization or consent of the Registrant by such person and not by way of defense; or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Registrant to such settlement.

The right to indemnification is a contract right and includes the right to be paid by the Registrant the expenses incurred in defending any such proceedings in advance of their final disposition, such advances to be paid by the Registrant within 20 days after the receipt by the Registrant of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director of officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

The Registrant's Bylaws also state that if a claim is not paid in full by the Registrant within 30 days after a written claim has been received by the Registrant, the claimant may, at any time thereafter, bring suit against the Registrant to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Registrant) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Registrant to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Registrant.

Delaware law permits the Registrant to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act") may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, the Company has sold and issued the following unregistered securities:

1. Pursuant to an Amended and Restated Chapter 11 Plan of Reorganization for Crystal Medical Products, Inc., approved February 5, 1997, all of the Registrant's then issued and outstanding capital stock was canceled and extinguished. Pursuant to the Plan of Reorganization, the Registrant issued 1,750,000 shares of new Common Stock and warrants to purchase 1,200,000 shares of new Common Stock to Kingco, LLC and 4,198 shares of new Common Stock to general unsecured creditors of the Registrant, in transactions exempt from registration under Section 5 of the Securities Act, by operation of Section 1145(a) of the Bankruptcy Code, in exchange for a general release of claims against the Registrant by Kingco and these unsecured creditors. In addition, the Registrant issued 663,350 shares of new Common Stock at a purchase price of $0.69 per share for an aggregate of $457,712 to existing shareholders in a transaction not deemed to involve a public offering within the meaning of Section 4(2) of the Securities Act, pursuant to Rule 506 of the Securities Act. The members of Kingco exercised their respective warrants in June 1997 for an aggregate exercise price of $12,000.

2. In July 1997, Kingco made a $2,500,000 line of credit available to the Registrant. Kingco converted the borrowings under the credit facility on a dollar-for-dollar basis into $2,219,367 principal amount of 10% subordinated convertible debentures in a private offering conducted by the Registrant in April 1998 and described below in paragraph 4. Since Keystone provided the funds advanced under the credit facility, the other three members of Kingco assigned their rights under these debentures to Keystone.

3. The Registrant issued 10,000 shares of its Common Stock to James G. Timmins, the former Chief Executive Officer of the Registrant, on August 1, 1997 in lieu of compensation. The shares of Common Stock were valued at $0.69 per share.

4. The Registrant issued an aggregate of $2,200,000 in principal amount of Class A 10% Subordinated Convertible Debentures and $300,000 in principal amount of Class B 10% Subordinated Convertible Debentures (collectively, the "Debentures") in the following amounts and dates to the following existing stockholders:

                                                       PRINCIPAL       PRINCIPAL
                                           DATE        AMOUNT OF       AMOUNT OF
NAME OF STOCKHOLDER                       ISSUED        CLASS A         CLASS B
-------------------                       -------    -------------    -----------
Sherwyn J. Wayne, M.D.,.................  4/23/98    $    7,585.37    $  1,034.37
Trustee, Sherwyn J. Wayne, M.D.
Living Trust 1-2-92
Constance K. Hardacre...................  4/23/98    $    4,400.00    $    600.00
                                           8/3/98    $    1,506.00    $    205.00
William J. Krug.........................  4/23/98    $   75,853.66    $ 10,343.68
Raymond W. Schlueter....................  4/23/98    $    4,399.51    $    599.93
                                           8/3/98    $    1,506.00    $    205.00
K-FIVE Construction Company.............  4/23/98    $  151,707.31    $ 20,687.36
Keystone Foods Corporation..............  4/23/98    $1,394,800.00    $190,200.00
                                          9/18/98    $  558,242.79    $ 76,124.02
                                                     -------------    -----------
     TOTAL:.............................             $2,200,000.64    $299,999.36
                                                     =============    ===========

Each stockholder of the Registrant was eligible to purchase the stockholder's pro rata share of the Debentures, based on such stockholder's relative holdings of the Company's Common Stock prior to the Offering, with any unsubscribed Debentures reoffered among the purchasing stockholder group.

5. The Registrant issued 40,000 shares of its Common Stock to Dale L. Huffman on September 10, 1998 in lieu of compensation for consulting services provided to the Registrant by Mr. Huffman. The shares of Common Stock were valued at $0.69 per share.

The Registrant believes that each of the transactions described above was exempt from registration under Section 4(2) of the Securities Act because the subject securities were sold to a limited group of persons, each of whom was believed to have been either an accredited investor or a sophisticated investor or had a preexisting business or personal relationship with the Registrant or its management and was purchasing for investment without a view to further distribution. Restrictive legends were placed on stock certificates and/or Debentures evidencing the securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.  The following exhibits are filed as part of this Registration
Statement:

 EXHIBIT
 NUMBER                      DOCUMENT AND DESCRIPTION
 -------                     ------------------------
 1**       Form of Underwriting Agreement
 3.1*      Certificate of Incorporation of Molecular Circuitry, Inc.
 3.2*      By-Laws of Molecular Circuitry, Inc.
 4.1**     Form of Certificate of Common Stock
 4.2*      Debenture dated February 19, 1997 issued to Benjamin Gordon, as Disbursing Agent under the Crystal Medical Products, Inc.
           Plan of Reorganization
 4.3*      Form of 10% Subordinated Convertible Class A Debenture
           issued to existing shareholders of Crystal Medical Products,
           Inc.
 4.4*      Form of 10% Subordinated Convertible Class B Debenture, as
           amended, issued to existing shareholders of Crystal Medical
           Products, Inc.
 5*        Opinion of Pelino & Lentz, P.C.
10.1*      Marketing Agreement dated October 12, 1998 between Molecular
           Circuitry, Inc. and VWR Scientific Products Corporation
10.1(i)*   Agreement amending Marketing Agreement dated November 6,
           1998 between Molecular Circuitry, Inc. and VWR Scientific
           Products Corporation
10.2*      Crystal Medical Products, Inc. Stock Option Plan adopted
           September 1, 1998
10.3*      Product Development Agreement dated July 28, 1997 by and
           between Crystal Medical Products, Inc., SRC, Inc., W. Brian
           Greger and Rick T. Smethers
10.4*      Administrative Services Agreement dated October 1, 1998
           between Crystal Medical Products, Inc. and Keystone Foods
           Corporation
10.5*      Employment Agreement dated September 1, 1998 between Crystal
           Medical Products, Inc. and Marvin L. Sears
10.5(i)*   Grant of Stock Options to Marvin L. Sears under Crystal
           Medical Products, Inc. Stock Option Plan
10.6*      Employment Agreement dated September 1, 1998 between Crystal
           Medical Products, Inc. and Colin J. Barnstable
10.6(i)*   Grant of Stock Options to Colin J. Barnstable under Crystal
           Medical Products, Inc. Stock Option Plan
10.7**     Registration Rights Agreement dated November   , 1998 by and
           among Molecular Circuitry, Inc., Keystone Foods Corporation,
           Golden State Foods Corp., Glenmark Industries, Inc., K-FIVE
           Construction Corporation, Michael R. Quinlan, William J.
           Krug, Herbert Lotman, George W. Ginader, John W. Pelino and
           Dale L. Huffman
10.8**     Interim Revolving Credit Agreement dated July 1, 1997
           between Kingco, L.L.C. and Crystal Medical Products, Inc.
10.8(i)**  Interim Revolving Credit Note dated July 1, 1997 in the principal amount of $2,500,000 from Crystal Medical
           Products, Inc. to Kingco, L.L.C.

 EXHIBIT
 NUMBER                      DOCUMENT AND DESCRIPTION
 -------                     ------------------------
10.9*      Revolving Credit Agreement dated November 5, 1998 between
           Keystone Foods Corporation and Molecular Circuitry, Inc.
10.9(i)*   Revolving Credit Note dated November 5, 1998 in the
           principal amount of $5,000,000 from Molecular Circuitry,
           Inc. to Keystone Foods Corporation
10.10**    Revolving Credit Agreement dated as of February 19, 1997
           between Crystal Medical Products, Inc. and Kingco, L.L.C.
10.10(i)** Revolving Credit Note dated as of February 19, 1997 in the principal amount of $175,431.00 from Crystal Medical
           Products, Inc. to Kingco, L.L.C
10.11**    Revolving Credit Agreement dated as of July 1, 1997 between
           Crystal Medical Products, Inc. and Kingco, L.L.C.
10.11(i)** Revolving Credit Note dated as of July 1, 1997 in the principal amount of $300,000.00 from Crystal Medical
           Products, Inc. to Kingco, L.L.C.
10.12**    Letter agreement dated November 12, 1998, extending the
           terms of a Revolving Credit Note in the amount of $175,431 and a Revolving Credit Note in the amount of $300,000
           between Crystal Medical Products, Inc. and Kingco, L.L.C.
10.13**    Termination Agreement dated November   , 1998 between
           Molecular Circuitry, Inc. and Kingco, L.L.C.
23.1*      Consent of Pelino & Lentz, P.C. (Included in Exhibit 5)
23.2*      Consent of Deloitte & Touche LLP
24*        Power of Attorney (included as part of the signature page
           hereto)
27*        Financial Data Schedule

-------------------------

 * Filed herewith.

** To be filed by Amendment.

(b) Financial Statement Schedules.

None.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN BALA CYNWYD, PENNSYLVANIA ON NOVEMBER 25, 1998.

                                          MOLECULAR CIRCUITRY, INC.

                                          By:       /s/ HERBERT LOTMAN
                                             -----------------------------------
                                             Herbert Lotman, President and
                                               Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                               POWER OF ATTORNEY

Each person in so signing also makes, constitutes and appoints Herbert Lotman and George W. Ginader and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, in each case with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

                NAME                             CAPACITY                     DATE
                ----                             --------                     ----

         /s/ HERBERT LOTMAN            Principal Executive Officer
------------------------------------           and Director             November 25, 1998
           Herbert Lotman

        /s/ MICHAEL J. MARDY             Principal Financial and
------------------------------------        Accounting Officer          November 25, 1998
          Michael J. Mardy

         /s/ MARVIN L. SEARS                     Director               November 25, 1998
------------------------------------
           Marvin L. Sears

       /s/ COLIN J. BARNSTABLE                   Director               November 25, 1998
------------------------------------
         Colin J. Barnstable

        /s/ GEORGE W. GINADER                    Director               November 25, 1998
------------------------------------
          George W. Ginader

                NAME                             CAPACITY                     DATE
                ----                             --------                     ----
         /s/ DALE L. HUFFMAN                     Director               November 25, 1998
------------------------------------
           Dale L. Huffman

         /s/ JOHN W. PELINO                      Director               November 25, 1998
------------------------------------
           John W. Pelino

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                              EXHIBIT
 -------                             -------
 1**       Form of Underwriting Agreement
 3.1*      Certificate of Incorporation of Molecular Circuitry, Inc.
 3.2*      By-Laws of Molecular Circuitry, Inc.
 4.1**     Form of Certificate of Common Stock
 4.2*      Debenture dated February 19, 1997 issued to Benjamin Gordon, as Disbursing Agent under the Crystal Medical Products, Inc.
           Plan of Reorganization
 4.3*      Form of 10% Subordinated Convertible Class A Debenture
           issued to existing shareholders of Crystal Medical Products,
           Inc.
 4.4*      Form of 10% Subordinated Convertible Class B Debenture, as
           amended, issued to existing shareholders of Crystal Medical
           Products, Inc.
 5*        Opinion of Pelino & Lentz, P.C.
10.1*      Marketing Agreement dated October 12, 1998 between Molecular
           Circuitry, Inc. and VWR Scientific Products Corporation
10.1(i)*   Agreement amending Marketing Agreement dated November 6,
           1998 between Molecular Circuitry, Inc. and VWR Scientific
           Products Corporation
10.2*      Crystal Medical Products, Inc. Stock Option Plan adopted
           September 1, 1998
10.3*      Product Development Agreement dated July 28, 1997 by and
           between Crystal Medical Products, Inc., SRC, Inc., W. Brian
           Greger and Rick T. Smethers
10.4*      Administrative Services Agreement dated October 1, 1998
           between Crystal Medical Products, Inc. and Keystone Foods
           Corporation
10.5*      Employment Agreement dated September 1, 1998 between Crystal
           Medical Products, Inc. and Marvin L. Sears
10.5(i)*   Grant of Stock Options to Marvin L. Sears under Crystal
           Medical Products, Inc. Stock Option Plan
10.6*      Employment Agreement dated September 1, 1998 between Crystal
           Medical Products, Inc. and Colin J. Barnstable
10.6(i)*   Grant of Stock Options to Colin J. Barnstable under Crystal
           Medical Products, Inc. Stock Option Plan
10.7**     Registration Rights Agreement dated November   , 1998 by and
           among Molecular Circuitry, Inc., Keystone Foods Corporation,
           Golden State Foods Corp., Glenmark Industries, Inc., K-FIVE
           Construction Corporation, Michael R. Quinlan, William J.
           Krug, Herbert Lotman, George W. Ginader, John W. Pelino and
           Dale L. Huffman
10.8**     Interim Revolving Credit Agreement dated July 1, 1997
           between Kingco, L.L.C. and Crystal Medical Products, Inc.
10.8(i)**  Interim Revolving Credit Note dated July 1, 1997 in the principal amount of $2,500,000 from Crystal Medical
           Products, Inc. to Kingco, L.L.C.
10.9*      Revolving Credit Agreement dated November 5, 1998 between
           Keystone Foods Corporation and Molecular Circuitry, Inc.
10.9(i)*   Revolving Credit Note dated November 5, 1998 in the
           principal amount of $5,000,000 from Molecular Circuitry,
           Inc. to Keystone Foods Corporation

 EXHIBIT
 NUMBER                              EXHIBIT
 -------                             -------
10.10**    Revolving Credit Agreement dated as of February 19, 1997
           between Crystal Medical Products, Inc. and Kingco, L.L.C.
10.10(i)** Revolving Credit Note dated as of February 19, 1997 in the principal amount of $175,431.00 from Crystal Medical
           Products, Inc. to Kingco, L.L.C
10.11**    Revolving Credit Agreement dated as of July 1, 1997 between
           Crystal Medical Products, Inc. and Kingco, L.L.C.
10.11(i)** Revolving Credit Note dated as of July 1, 1997 in the principal amount of $300,000.00 from Crystal Medical
           Products, Inc. to Kingco, L.L.C.
10.12**    Letter agreement dated November 12, 1998, extending the
           terms of a Revolving Credit Note in the amount of $175,431 and a Revolving Credit Note in the amount of $300,000
           between Crystal Medical Products, Inc. and Kingco, L.L.C.
10.13**    Termination Agreement dated November   , 1998 between
           Molecular Circuitry, Inc. and Kingco, L.L.C.
23.1*      Consent of Pelino & Lentz, P.C. (Included in Exhibit 5)
23.2*      Consent of Deloitte & Touche LLP
24*        Power of Attorney (included as part of the signature page
           hereto)
27*        Financial Data Schedule

-------------------------

 * Filed herewith.

** To be filed by Amendment.